LOAN AND SECURITY AGREEMENT

                                  BY AND AMONG

                         DYNAMICS RESEARCH CORPORATION
                               DRC ENCODER, INC.
                            DRC METRIGRAPHICS, INC.
                            DRC SOFTWARE, INC. and
                               DRC TELECOM, INC.
                               as the Borrowers,

                                     and

                           THE LENDERS PARTY HERETO

                                     and

                         BROWN BROTHERS HARRIMAN & CO.,
                            as Administrative Agent
                                     and
                               FAMILY BANK, FSB
                              as Collateral Agent


                              TABLE OF CONTENTS


ARTICLE 1 - DEFINITIONS                                               2

ARTICLE 2 - AGENTED BORROWINGS                                       20

2-1.        Designation of  Agent Borrower                           20
2-2.        Operation of Loan Arrangement                            20
2-3.        Loans Directly to Borrower                               21
2-4.        Continuation of Authority of Lead Borrower               21
2-5.        Indemnification        22

ARTICLE 3 - THE REVOLVING CREDIT                                     22

3-1.        Establishment of Revolving Credit                        22
3-2.        Reductions of Commitment                                 23
3-3.        Advances                                                 23
3-4.        Risks of Value of Accounts and Inventory                 23
3-5.        Procedures Under Revolving Credit                        24
3-6.        The Loan Account                                         26
3-7.        The Revolving Credit Note.                               27
3-8.        Payment of Loan Account                                  27
3-9.        Interest                                                 27
3-10.       Duration of Interest Periods                             28
3-11.       Changed Circumstances                                    29
3-12.       Payments and Prepayments                                 29
3-13.       Fees                                                     30
3-14.       Fees For L/C's                                           31
3-15.       Effect of Honor of L/C's                                 31
3-16.       Additional Provisions Relating to L/C's                  31
3-17.       Indemnification                                          34
3-18.       Computation of Interest and Fees                         35
3-19.       Overdue Payments                                         36
3-20.       Automatic Payment                                        36
3-21.       Additional Costs, Etc.                                   36
3-22.       Capital Adequacy                                         37

ARTICLE 4 - THE TERM LOAN                                            37

4-1.        The Term Loan                                            37
4-2.        Use of Proceeds                                          38
4-3.        Term Loan Advances                                       38

ARTICLE 5 - GRANT OF SECURITY INTEREST                               38

5-1.        Grant of Security Interest                               38
5-2.        Extent and Duration of Security Interest                 39

ARTICLE 6 - CONDITIONS PRECEDENT                                     39

6-1.        Corporate Due Diligence                                  39
6-2.        Opinion                                                  40
6-3.        Landlord's Waivers                                       40
6-4.        Officers' Certificates                                   40
6-5.        Guaranties                                               40
6-6.        Mortgage                                                 40
6-7.        Lockbox                                                  40
6-8.        Pledge Agreements                                        40
6-9         Additional Documents                                     40
6-10.       Representations and Warranties                           41
6-11.       No Event of Default                                      41
6-12.       No Adverse Change                                        41

ARTICLE 7 - GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS        41

7-1.        Payment and Performance of Liabilities                   41
7-2.        Due Organization - Corporate Authorization -
             No Conflicts                                            41
7-3.        Maintain Accounts                                        42
7-4.        Trade Names                                              42
7-5.        Locations                                                43
7-6.        Title to Assets                                          43
7-7.        Indebtedness                                             44
7-8.        Insurance Policies                                       45
7-9.        Licenses                                                 46
7-10.       Leases                                                   46
7-11.       Requirements of Law                                      46
7-12.       Maintain Properties                                      46
7-13.       Pay Taxes                                                47
7-14.       No Margin Stock                                          48
7-15.       ERISA                                                    48
7-16.       Hazardous Materials                                      48
7-17.       Litigation                                               49
7-18.       Dividends, etc.                                          49
7-19.       Guarantees and Investments                               49
7-20.       New Leases                                               50
7-21.       Mergers and Consolidations                               51
7-22.       Sale of Assets                                           51
7-23.       Protection of Assets                                     52
7-24.       Line of Business                                         52
7-25.       Affiliate Transactions                                   52
7-26.       Additional Assurances                                    52
7-27.       Adequacy of Disclosure                                   53
7-28.       Government Contracts                                     53
7-29.       Year 2000 Compliance                                     54
7-30.       Assignment of Claims Act                                 54
7-31.       Capital Expenditures                                     54
7-32.       Other Covenants                                          54

ARTICLE 8 - USE AND COLLECTION OF COLLATERAL                         54

8-1.        Adjustments and Allowances                               54
8-2.        Validity of Accounts                                     54
8-3.        Notification to Account Debtors                          55

ARTICLE 9 - RECEIVABLES                                              55

9-1.        Proceeds and Collection of Accounts                      55
9-2.        Proceeds and Collection of Accounts
             Held in Trust                                           56
9-3.        Payment of Liabilities                                   56

ARTICLE 10 - LENDER AS BORROWER'S ATTORNEY-IN-FACT                   56

10-1.       Appointment as Attorney-In-Fact                          56
10-2.       No Obligation to Act                                     57

ARTICLE 11 - FINANCIAL AND OTHER REPORTING
              REQUIREMENTS/ FINANCIAL COVENANTS                      57

11-1.       Maintain Records                                         57
11-2.       Access to Records                                        58
11-3.       Immediate Notice to Lender                               58
11-4.       Financial Statements, Certificates
             and Information                                         59
11-5.       Additional Financial Information                         61
11-6.       Audits and Appraisals                                    61
11-7.       Consolidated Operating Cash Flow to
             Total Debt Service                                      61
11-8.       Consolidated Tangible Net Worth                          62
11-9.       Leverage Ratio                                           62

ARTICLE 12 - EVENTS OF DEFAULT                                       62

12-1.       Failure to Pay                                           62
12-2.       Failure to Make Other Payments                           62
12-3.       Failure to Perform Certain Liabilities                   62
12-4.       Failure to Perform Other Liabilities                     62
12-5.       Misrepresentation                                        62
12-6.       Acceleration of Other Debt                               63
12-7.       Default Under Other Agreements                           63
12-8.       Business Failure                                         63
12-9.       Judgment                                                 64
12-10.      Restraint of Business                                    64
12-11.      Material Adverse Change                                  64
12-12.      Trustee Process                                          64
12-13.      Change in Ownership                                      64
12-14.      Casualty Loss                                            64
12-15.      Material Agreement                                       64
12-16.      Termination of Existence                                 65
12-17.      Termination of Guaranty                                  65
12-18.      Challenge to Loan Documents                              65
12-19.      Indictment - Forfeiture                                  65

ARTICLE 13 - RIGHTS AND REMEDIES UPON DEFAULT                        65

13-1.       Termination of Commitments                               65
13-2.       Rights of Enforcement                                    66
13-3.       Sale of Collateral                                       66
13-4.       Occupation of Business Location                          67
13-5.       Grant of Nonexclusive License                            67
13-6.       Assembly of Collateral                                   67
13-7.       Rights and Remedies                                      67
13-8.       Distribution of Collateral Proceeds                      68

ARTICLE 14 - NOTICES                                                 68

14-1.       Notice Addresses                                         68
14-2.       Notice Given                                             69

ARTICLE 15 - TERM OF AGREEMENT                                       70

15-1.       Termination of Revolving Credit                          70
15-2.       Effect of Termination                                    70

ARTICLE 16 - GENERAL                                                 70

16-1.       Protection of Collateral                                 70
16-2.       Successors and Assigns                                   70
16-3.       Severability                                             70
16-4.       Amendments.  Course of Dealing                           70
16-5.       Power of Attorney                                        71
16-6.       Costs and Expenses                                       71
16-7.       Copies and Facsimiles                                    72
16-8.       Massachusetts Law                                        72
16-9.       Consent to Jurisdiction                                  72
16-10.      Indemnification                                          73
16-11.      Rules of Construction                                    73
16-12.      Intent                                                   74
16-13.      Setoff                                                   74
16-14.      Maximum Interest Rate.                                   75
16-15.      Waivers                                                  75
16-16.      Receipt of Agreement                                     76

ARTICLE 17 - THE AGENT.                                              76

17-1.       Authorization                                            76
17-2.       Employees and Agents                                     76
17-3.       No Liability                                             76
17-4.       No Representations                                       77
17-5.       Payments                                                 77
17-6.       Holders of Notes                                         78
17-7.       Indemnity                                                78
17-8.       Agents as Lenders                                        78
17-9.       Resignation                                              78
17-10.      Notification of Defaults and Events of Default           79
17-11.      Duties in the Case of Enforcement                        79
17-12.      Delinquent Lender                                        80
17-13.      Assignment and Participation.                            81
17-14.      Pledge to Federal Reserve                                85
17-15.      Deemed Consent or Approval.                              85
17-16.      Disclosure.                                              85
17-17.      Consents, Amendments, Waivers, etc.                      86





_________________________________________________________________

LOAN AND SECURITY AGREEMENT
_________________________________________________________________


                                                     February 10, 2000


THIS AGREEMENT is made between


Brown Brothers Harriman & Co., (hereinafter, the "Administrative
Agent"), a limited partnership organized under the laws of the State of New York with offices at 40 Water Street, Boston, Massachusetts 02109

and

Family Bank, FSB, (hereinafter, the "Collateral Agent") a federal savings bank with offices at 153 Merrimack Street, Haverhill, Massachusetts as Agents on behalf of Brown Brothers Harriman & Co., Family Bank, FSB and the other financial institutions which may hereafter become parties to this Agreement (each such party a "Lender" and collectively the "Lenders")

and

Dynamics Research Corporation (hereinafter, the "Lead Borrower"), a Massachusetts corporation, with its principal executive offices at 60 Frontage Road, Andover, Massachusetts, as agent for itself and

DRC Encoder, Inc. ("Encoder"), a Massachusetts corporation with its principal executive offices at 60 Frontage Road, Andover, Massachusetts;

DRC Metrigraphics, Inc. ("Metrigraphics"), a Massachusetts corporation with its principal executive offices at 60 Frontage Road, Andover, Massachusetts;

DRC Software, Inc. ("Software"), a Massachusetts corporation with its principal executive offices at 60 Frontage Road, Andover, Massachusetts;

DRC Telecom, Inc. ("Telecom"), a Massachusetts corporation with its principal executive offices at 60 Frontage Road, Andover, Massachusetts

(Each of the Lead Borrower, Encoder, Metrigraphics, Software and Telecom being sometimes hereinafter referred to individually as a "Borrower" and collectively as the "Borrowers")

in consideration of the mutual covenants contained herein and benefits to be derived herefrom.


                                     WITNESSETH:

ARTICLE 1 - DEFINITIONS.

As herein used, the following terms have the following meanings or are defined in the section of the within Agreement so indicated:

"Acceptable Accounts": All Accounts created by a Borrower in the ordinary course of business, that arise out of such Borrower's sale of goods or rendition of services, as to which any Borrower has acquired title and the Collateral Agent has a valid and perfected first priority security interest under all applicable law and as to which the Borrowers have furnished reasonably detailed information to the Agents in a Borrowing Base Certificate, and that are and at all times continue to be acceptable to the Agents in all respects;
provided, however, that standards of eligibility may be fixed and revised from time to time by the Agents in their reasonable good faith credit judgment and further provided that, except as set forth in subsection (d) below, any lack of compliance with the Assignment of Claims Act or any comparable provision under state law shall not be grounds for disqualifying an Account from being an Acceptable
Account.  Acceptable Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within ninety (90) days of the invoice date, provided that any Account which is rebilled shall be aged from such Account's original invoice date;

(b) Accounts with respect to which the Account Debtor is an officer, director or employee, or a spouse or any relative (by blood, adoption or marriage) within the third degree of any of the foregoing or an agent of any Borrower;


(c) Accounts that are not payable in United States Dollars or with respect to which the Account Debtor (i) does not maintain its chief executive office in the United States, or (ii) is not the United States, or any state, municipality or other political subdivision of the United States or any state thereof, or any department, agency, public corporation or other political subdivision thereof, or is not organized under the laws of the United States or any State thereof, or (iii) is the government of any foreign country, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is (1) payable in United States Dollars by a "Fortune 500 Company", (2)
described in the foregoing clause (i), (ii) or (iii) and, (3) when added with all other such Accounts described in such clauses, represents obligations owing to Borrowers in an aggregate amount equal to or less than $1,000,000, or (y) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by Administrative Agent, or (z) the Account is covered by credit insurance in form and amount, and by an insurer, satisfactory to Administrative Agent;

(d) Accounts with respect to which the Account Debtor is either (y) the United States or any department, agency or instrumentality of the United States or (z) any state of the United States, if the Borrower has not effected compliance with the Assignment of Claims Act (for United States contracts) or any comparable provisions under state law with respect thereto (for State contracts); provided that any lack of compliance with the Assignment of Claims Act or any comparable provision under state law shall not be grounds for disqualifying an Account from being an Acceptable Account, so long as (i) the Collateral Agent has not requested compliance with the Assignment of Claims Act or any comparable provision under state law (and the Collateral Agent agrees to make such request at the direction of any Lender), or (ii) after the Collateral Agent requests the Borrowers to comply with the Assignment of Claims Act (or any such comparable provision under state law), either (A) the Government Contract to which such Account relates is not a contract with respect to which the Collateral Agent has requested such compliance or (B) the aggregate dollar amount of Accounts as to which there is not compliance with the Assignment of Claims Act or such comparable provision under state law does not exceed $250,000.00. The term "compliance with the Assignment of Claims Act" shall mean compliance with the procedures in FAR
32.805 (published at 48 C.F.R.);


(e) Accounts to the extent that the Account Debtor is a creditor of a Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account (including, without limitation, Accounts if and to the extent that the Account Debtor has withheld, suspended or disapproved of all or any portion thereof pursuant to any audit, investigation or proceeding conducted by or on behalf of the Account Debtor);

(f) Accounts with respect to which the Account Debtor is paying pursuant to a negotiated payment plan (other than any such plan that is in the ordinary course of such Account Debtor's business), is subject to a bankruptcy, receivership or other form of insolvency or liquidation proceeding, or becomes insolvent, or goes out of business;

(g) Any Accounts owed by any Account Debtor as to which Account Debtor fifty percent (50%) or more of whose aggregate
Accounts (in dollar amount) are not acceptable pursuant to Section (a), above;

(h) Any portion of any Account which is subject to any (1) return, (2) other allowance, or (3) withholding by the subject
Account Debtor as to which the Borrowers have actual knowledge; and

(i) Accounts the collection of which the Agents, in their reasonable good faith credit judgment, believe to be doubtful, and notify the Lead Borrower in reasonable detail as to the reasons why the Agents believe such Accounts to be doubtful.

"Accounts" include, without limitation, "accounts" as defined in the UCC, and also all: accounts, accounts receivable, credit card receivables, notes, drafts, acceptances, and other forms of obligations and receivables and rights to payment for credit extended and for goods sold or leased, or services rendered, whether or not yet earned by performance; all "contract rights" as formerly defined in the UCC; all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

"Account Debtor": has the meaning given that term in the UCC.


"Affiliate": As applied to any Person, a spouse of such Person, any relative (by blood, adoption or marriage) of such Person within the third degree, any managing member, director or officer of such Person, any corporation, association, firm or other entity of which such Person is a managing member, director or officer and any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

"Agents": Collectively, the Collateral Agent and the Administrative Agent.

"Agents Rights and Remedies": is defined in Section 13-7.

"Annual Fee": is defined in Section 3-13(c).

"Availability": is defined in Section 3-1(b).

"Bankruptcy Code":  Title 11, U.S.C., as amended from time to time.

"Base": shall mean, from time to time, the higher of (a) the "base rate" announced from time to time by the Administrative Agent, or (b) the Federal Funds Effective Rate plus one-half (.50%) percent per annum.
 Any change in such Base Rate shall be effective, for purposes of the calculation of interest due hereunder, when made effective generally by the Administrative Agent.

"Base Margin Loan":  Any Revolving Credit Loan bearing interest at the
Base Rate.

"Borrowers": is defined in the Preamble.

"Borrowing Base Certificate": is defined in Section 11-4.

"Business Day": Any day other than (a) a Saturday or Sunday; (b) a day on which the Administrative Agent is not open to the general public to conduct business; or (c) a day on which banks in Boston, Massachusetts generally are not open to the general public for the purpose of conducting commercial banking business.


"Capital Expenditures": Any payment made directly or indirectly by Borrowers or any of their Subsidiaries for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the Consolidated fixed asset account of the Lead Borrower and its Subsidiaries, including without limitation amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of a borrower thereunder would be required by GAAP to be capitalized and shown as liabilities on the Consolidated balance sheet of the Lead Borrower and its Subsidiaries.

"Capital Lease": Any lease which should be capitalized in accordance with GAAP.

"Chattel Paper": has the meaning given that term in the UCC.

"Closing Date": February 10, 2000.

"Collateral": is defined in Section 5-1.

"Commitment": as to each Lender the amount of the Revolving Credit and Term Loan set forth on Exhibit 1.

"Commitment Fee":  is defined in Section 3-13.

"Commitment Percentage: as to each Lender the percentage of the Revolving Credit and Term Loan set forth on Exhibit 1.

"Consolidated: With reference to any term herein, shall mean that term as applied to the accounts of the Lead Borrower and its Subsidiaries, consolidated in accordance with GAAP.

"Consolidated Operating Cash Flow" shall mean, the sum of (i) Consolidated Net Income before taxes, plus (ii) Consolidated Interest Expense, plus (iii) depreciation and amortization deducted in the calculation of Consolidated Net Income, minus (iv) income taxes paid in cash
(net of any tax refunds actually received in cash)by the Lead
Borrower and its Subsidiaries, minus (v) Capital Expenditures not funded by interest bearing Indebtedness, all as determined in accordance with GAAP.

"Consolidated Tangible Net Worth" shall mean the difference between total assets of the Lead Borrower and its Subsidiaries and total liabilities of of the Lead Borrower and its Subsidiaries, plus all indebtedness subordinated to the Liabilities on terms acceptable to the Lenders less the sum of:

(a)  the total net book value of all assets of the Lead
Borrower and its Subsidiaries properly classified as intangible assets under GAAP, including items such as goodwill, unamortized debt discount and expense, trademarks, trade names, service marks, copyrights, patents and licenses; and

(b) all amounts representing the write-up after December 31, 1999 in the book value of any assets of the Lead Borrower and its Subsidiaries resulting from a revaluation thereof; and

(c)  the value of minority equity interests of the Lead
Borrower and its Subsidiaries in unconsolidated, affiliated entities; and

(d)  the aggregate amount of all loans made by the Lead
Borrower and its Subsidiaries to any officer, employee or shareholder thereof.

"Control": Person(s) shall be deemed to Control another Person if such Person(s) directly or indirectly possess the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract, or otherwise.

"Costs of Collection" includes, without limitation, all reasonable attorneys' fees and reasonable out-of-pocket expenses incurred by the Agents' or the Lenders' attorneys, and all reasonable costs incurred by the Agents or any Lender in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Agents or any Lender, which costs and expenses are directly or indirectly related to or in respect of the Agents' or any Lenders': administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Agents' Rights and Remedies and/or any of the Lenders' rights and remedies against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts).
 The Costs of Collection are Liabilities and, at the Lenders' option and upon notice to the Lead Borrower, may bear interest at the rate which the Lenders may charge the Borrowers hereunder as if such had been lent, advanced, and credited by the Lenders to, or for the benefit of, the Borrowers.

"Convert, Conversion and Converted" The conversation of a loan from one type to loans of another type.

"Deposit Account": has the meaning given that term in the UCC.

"Delinquent Lender": is defined in Section 17-12.

"Documents": has the meaning given that term in the UCC.

"Documents of Title": has the meaning given that term in the UCC.

"EBIT": For any period, the Consolidated Net Income of the Lead Borrower and its Subsidiaries for such period adjusted by adding back thereto amounts deducted in computing such Consolidated Net Income in respect of each of (a) Interest Expense of the Lead Borrower and its Subsidiaries, and (b) taxes in respect of income and profits of the Lead Borrower and its Subsidiaries.

"Eligible Assignee". Any of (a) a commercial bank or life insurance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles;
(c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (d) the central bank of any country which is a member of the OECD.

"Employee Benefit Plan": as defined in ERISA.

"Encumbrance": each of the following:

(a) any security interest, mortgage, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise; and

(b) The filing of any financing statement under the UCC or comparable law of any jurisdiction.

"Environmental Laws": each of the following: (a) any federal, state, local or municipal law, rule, order, regulation, statute, ordinance, code, decree or requirement which regulates or relates to, or imposes any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as is now or hereafter in effect; and

(b) the common law relating to damage to Persons or property from Hazardous Materials.

"Equipment" includes, without limitation, "equipment" as defined in the UCC, and also all motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, store fixtures, furniture, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of the Borrower's business, and any and all accessions, additions thereto, and substitutions therefor.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate": any Person which is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes any Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

"Events of Default": is defined in Article 12.

"Facility Fee": is defined in Section 3-13(a).

"Federal Funds Effective Rate": For any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal
Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New
York, or, if such rate is not so published for any day that is a Business Day, the average (rounded updates, if necessary, to the next 1/100 of 1%) of the quotations for such date for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Fixtures": has the meaning given that term in the UCC.

"Future Commitment" is defined in Section 17-12.

"GAAP": principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

"General Intangibles" includes, without limitation, "general intangibles" as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Borrowers; credit memoranda in favor of the Borrowers; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrowers to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all good will relating thereto; applications for registration of the foregoing; and all other general intangible property of the Borrowers in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Borrowers or credit extended or services performed, by the Borrowers, whether intended for an individual customer or the general business of the Borrowers, or used or useful in connection with research by the Borrowers.

"Goods": has the meaning given that term in the UCC.

"Government Contract": Any contract, agreement or purchase order as to which any Borrower and the United States government or any agency or instrumentality thereof are parties or as to which any Borrower and any State or Commonwealth of the United States or any agency, instrumentality or political subdivision thereof are parties.

"Hazardous Materials:" any (a) hazardous materials, hazardous waste, hazardous or toxic substances, petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

"Indebtedness": all indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following: (i) in respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money; (ii) for the payment, deferred for more than Thirty (30) days, of the purchase price of goods or services (other than current trade liabilities of such Person incurred in the ordinary course of business and payable in accordance with customary practices); (iii) in connection with any letter of credit or acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated);
(iv) in connection with the sale or discount of accounts receivable or chattel paper of the Borrower; (v) on account of deposits or advances; and (vi) as lessee under Capital Leases. "Indebtedness" of any Person shall also include: (x) Indebtedness of any third party secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (y) any guaranty, endorsement, suretyship or other undertaking pursuant to which such Person may be liable on account of any obligation of any third party; and (z) the Indebtedness of a partnership or joint venture in which such Person is a general partner or joint venturer.

"Indemnified Party": is defined in Section 3-17.

"Indemnified Person": is defined in Section 16-10.

"Installment Amount": is defined in Section 3-17(a).

"Instruments": has the meaning given that term in the UCC.

"Interest Expense": For any period, with respect to any Person, the aggregate amount (determined in accordance with GAAP) of interest paid or payable during such period by such Person in respect of all Indebtedness for borrowed money, Capital Leases and the deferred purchase price of property.

"Interest Period": (a) With respect to each LIBOR Loan, the period commencing on the date of the making or continuation of or conver-sion to such LIBOR Loan and ending one, two, three or six months thereafter, as the Lead Borrower may elect in the applicable Notice of Borrowing or Conversion.

(b) With respect to each Base Margin Loan, the period commencing on the date of the making or continuation of or conver-sion to such Base Margin Loan and ending on that date (1) as of which the subject Base Margin Loan is converted to a LIBOR Loan, as the Lead Borrower may elect in the applicable Notice of Borrowing or Conversion, or (2) on which the subject Base Margin Loan is paid by the Borrowers.

Provided that:

(i) if any Interest Period with respect to a LIBOR Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(ii) if any Interest Period with respect to a Base Margin Loan would end on a day that is not a Business
Day, that Interest Period shall end on the next succeeding
Business Day;

(iii)        if the Lead Borrower shall fail to give
notice as provided in Section 3-10, herein, the Lead Borrower shall be deemed to have requested a conversion of the affected
LIBOR Loan to a Base Margin Loan on the last day of the then current Interest Period with respect thereto;

(iv)        any Interest Period relating to any LIBOR
Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month;

(v)        any Interest Period relating to any LIBOR
Loan that would otherwise extend beyond the Maturity Date of the Revolving Credit Loans shall end on such Maturity Date; and

(vi)        there shall be no more than three (3)
Interest Periods outstanding at any one time for LIBOR Loans.

"Interest Payment Date":  With reference to:

(a) any LIBOR Loan, (i) on the first day of each month and (ii) on the last day of each Interest Period, provided that interest on LIBOR Loans having an Interest Period of six months shall be payable on the last day of the third month of such Interest Period and on the last day of the Interest Period; and

(b) any Base Margin Loan, the first day of each month and the Termination Date.

"Inventory" includes, without limitation, "inventory" as defined in the UCC and also all: packaging, advertising, and shipping materials related to any of the foregoing, and all names or marks affixed or to be affixed thereto for identifying or selling the same; Goods held for sale or lease or furnished or to be furnished under a contract or contracts of sale or service by the Borrowers, or used or consumed or to be used or consumed in any Borrower's business;
Goods of said description in transit: returned, repossessed and rejected Goods of said description; and all documents (whether or not negotiable) which represent any of the foregoing.

"Investments": All expenditures made and all liabilities incurred (contingently or otherwise), without duplication, for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time:
(a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid;
(c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

"Investment Property": Has the meaning given that term in the UCC.

"L/C": any letter of credit, the issuance of which is procured by the Lender for the account of any Borrower and any acceptance made on account of such letter of credit.

"Lease": any lease or other agreement, no matter how styled or structured, pursuant to which any Borrower is entitled to the use or occupancy of any space.

"Lender" or "Lenders": are defined in Preamble.

"Liabilities" includes, without limitation, all and each of the following, whether now existing or hereafter arising:

(a) Any and all direct and indirect liabilities, debts, and obligations of the Borrowers to the Agents or any Lender, each of every kind, nature, and description arising under this Agreement or any of the Loan Documents.

(b) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrowers to any Lender (including all future advances whether or not made pursuant to a commitment by any Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Lender may hold against the Borrowers arising under this Agreement or any of the Loan Documents.

(c) All interest, fees, and charges and other amounts which may be charged by the Agents or the Lenders to the Borrowers and/or which may be due from the Borrowers to any Lender from time to time arising under this Agreement or any of the Loan Documents.

(d) All costs and expenses incurred or paid by the Agents or the Lenders arising under this Agreement or any of the Loan Documents (including, without limitation, Costs of Collection, reasonable attorneys' fees, and all court and litigation costs and expenses).

(e) Any and all covenants of the Borrowers to or with the Agents or any Lender and any and all obligations of the Borrowers to act or to refrain from acting, in each case, in accordance with this Agreement or any of the Loan Documents.

"LIBOR Business Day": Any day on which commercial banks are open for international business (including dealings in dollar deposits) in London for such other LIBOR interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.

"LIBOR Condition": the determination by the Agents, at any time after February 10, 2001, that the Borrowers have met or exceeded the financial projections set forth in the 2000 Bank Budget.

"LIBOR Loan":  any Revolving Credit Loan bearing interest at the LIBOR
Rate.

"LIBOR Margin": two hundred (200) basis points.

"LIBOR Rate": that per annum rate which is the aggregate of the LIBOR Offer Rate, plus the LIBOR Margin.

"LIBOR Offer Rate": that rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent to be (i) the prevailing rate per annum at which deposits on U.S.
Dollars are offered to the Lender by first-class banks in the London interbank market in which the Lender regularly participates at or about 10:00 A.M. (Boston time) three (3) LIBOR Business Days before the first day of the Interest Period, for a deposit approximately in the amount of the subject LIBOR Loan for a period of time approximately equal to such Interest Period, divided by (ii) one minus the Reserve Percentage.

"Line (Unused) Fee":  is defined in Section 3-13(b).

"Line Fee Percentage": shall mean .375% per annum, to be reduced to .25% per annum if the Borrowers' year end audited financial statements reflect that the Borrowers' financial performance meets or exceeds the 2000 Bank Budget.

"Loan Account":  is defined in Section 3-6.

"Loan Documents": this Agreement, each instrument and document executed and/or delivered as contemplated by Article 6, below, and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby, as each may be amended from time to time.

"Material Adverse Change": Any event, matter or condition which has or could reasonably be expected to have a material adverse effect on
(a) the business, condition (financial or otherwise), assets (including intangible assets), properties, income or prospects of any or all of the Borrowers, (b) the Borrowers' ability to pay and perform all of the Liabilities owing by them to the Agents and the Lenders in accordance with the terms thereof, and/or (c) the Collateral (or any material portion thereof) or the security interests of the Agents and the Lenders in the Collateral (or any material portion thereof), or the priority of such security interests.

"Maturity Date":  As to the Revolving Credit Loans, February 10,
2003; as to the Term Loan, August 10, 2000.

"Moody's": Moody's Investor Services, Inc.

"Net Income": Income (or loss) of a Person for the period in question (taken as a cumulative whole), after deducting therefrom all operating expenses, reserves and other proper deductions (including any minority interest expense), all determined in accordance with GAAP. For purposes hereof, the Consolidated Net Income of the Lead Borrower and its Subsidiaries (a) shall include the Net Income of any other Persons acquired prior to the date that it either becomes a Subsidiary of such Borrower, is merged into or consolidated with such Borrower, or such other Person's assets are assigned, directly or indirectly, to such Borrower, provided that, in the case of each of the foregoing, (i) the Net Income of such other Person shall only be so included to the extent that such Net Income is attributable to such other Person or to such assets as are acquired from such other Person for the relevant period, all to the satisfaction of the Administrative Agent, and (ii) any discrepancies in accounting treatment between such Borrower and such other Person are conformed so as to make the foregoing determination, to the satisfaction of the Administrative Agent.

"Net Proceeds": The gross sales price generated by the sale of any asset or property outside the ordinary course of business, less reasonable fees and expenses (including commissions) customarily incurred in similar arms-length sales and transfer taxes directly attributable to such sale less income taxes payable from such proceeds within sixteen months after such sale.

"Permitted Liens": is defined in Section 7-6.

"Person": any natural person, and any corporation, trust, partnership, limited liability company, joint venture, or other enterprise or entity.

"Proceeds": include, without limitation, "Proceeds" as defined in the UCC (defined below), and each type of property described in Section 5-1, hereof.

"Real Estate": the premises located at 60 Frontage Road, Andover,
Massachusetts.

"Receipts": all cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral.

"Receivables Collateral": refers to that portion of the Collateral which consists of the Borrowers' Accounts, General Intangibles, Chattel
Paper, Instruments, Documents of Title, Documents, Investment
Property, letters of credit for the benefit of the Borrower, and bankers' acceptances held by the Borrower, and any rights to payment.

"Reemployment Period": is defined in Section 3-17(a).

"Related Entity": refers to (a) any Affiliate; and (b) any corporation, limited liability company trust, partnership, joint venture, or other enterprise which: is a parent, brother-sister, subsidiary, or affiliate, of any Borrower; could have such enterprise's tax returns or financial statements consolidated with any Borrower; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue
Code of 1986, as amended from time to time) of which any Borrower is a member; Controls or is Controlled by the Borrower or any Affiliate of the Borrower.

"Renewal / Conversion Notice":  is defined in Section 3-10.

"Required Lenders": (a) Lenders holding the aggregate at least sixty-six and two-thirds percent (66 2/3%) of the amounts outstanding on the Revolving Credit Loans or, if no amounts are outstanding hereunder, of the Commitment Percentages of the total Commitment and (b)
Lenders holding the aggregate at least sixty-six and two-thirds percent (66 2/3%) of the amounts outstanding on the Term Loan.

"Requirement of Law": as to any Person: (a)(i) all statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible;
(b) that Person's charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and (c) that Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

"Reserves": such reserves as the Lenders may establish from time to time in their reasonable discretion to reflect impediments to the Lenders' ability to realize on the Collateral, based on the Lenders analysis of the overall quality and collectability of the Collateral, acting reasonably and in good faith.


"Reserve Percentage": the decimal equivalent of the highest rate applicable to any Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of each Lender with respect to "Eurocurrency liabilities" as defined in such regula-tions. The Reserve Percentage applicable to a particular LIBOR Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

"Revolving Loan Ceiling": shall mean Twenty Million Dollars ($20,000,000.00).

"Revolving Credit": is defined in Section 3-1.

"Revolving Credit Note": is defined in Section 3-7.

"S & P": Standard & Poor's Ratings Group, a division of the McGraw Hill Companies, Inc..

"Stated Amount":  the maximum amount for which an L/C may be honored.

"Subordinated Debt": (a) The existing Indebtedness of the Borrowers which is designated as "Subordinated Debt" in Exhibit 7-7 attached hereto, and (b) any other Indebtedness of a Borrower which matures in its entirety and by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Debt) is made subordinate and junior in right of payment to the Liabilities by provisions reasonably satisfactory in form and substance to the Agents and their counsel.

"Subsidiary": Any partnership, corporation, limited liability company, association, trust, or other business entity of which the Lead Borrower shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Interests.


"Suspension Event": Any occurrence, circumstance, or state of facts which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

"Term Loan":  Is defined in Section 4-1.

"Term Loan Fee":  Is defined in Section 3-13(d).

"Term Note":  Is defined in Section 4-1.

"Termination Date": The earliest of (a) the Maturity Date, or (b) the occurrence of an Event of Default under Section 12-7 hereof, or (c) the date set by the Agents by notice to the Lead Borrower, which notice sets the Termination Date on account of the occurrence of an Event of Default other than as described in Section 12-7.

"Total Debt Service" shall mean the sum of (i) principal payments made on all interest bearing indebtedness of the Lead Borrower and its Subsidiaries, plus (ii) Capital Lease payments of the Lead Borrower and its Subsidiaries, plus (iii) to the extent not included in the foregoing clauses (i) and (ii), Consolidated Interest Expense of the Lead Borrower and its Subsidiaries, all as determined in accordance with generally accepted accounting principles.

"Total Commitment" shall mean the aggregate Commitments of the Lenders as set forth on Exhibit I annexed hereto.

"2000 Bank Budget" The budget attached hereto as Exhibit 2.

"UCC": the Uniform Commercial Code as presently in effect in Massachusetts (Mass. Gen. Laws, Ch. 106).

"Voting Interests": Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the partnership, corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

"Year 2000 Compliant": Computer applications, imbedded microchips, and other systems and subsystems which properly recognize and perform their intended function without any adverse effect on account of their respective inability to recognize certain dates prior to, on, and after December 31, 1999 or on account of their treating any date prior to, on, or after December 31, 1999 other than as the specific date in question.

ARTICLE 2 - AGENTED BORROWINGS

2-1.       Designation of  Agent Borrower. Each Borrower hereby
designates the Lead Borrower as the agent of that Borrower to discharge the duties and responsibilities of the Lead Borrower as provided herein.

2-2.       Operation of Loan Arrangement.

(a) Except as otherwise provided in this Article, loans and advances under the Revolving Credit shall be requested solely by the Lead Borrower as agent for each Borrower.

(b) Confirmatory assignments of accounts and accounts receivable and remittances on accounts and accounts receivable of the respective Borrowers shall be provided to the Collateral Agent or otherwise directed in accordance with the Collateral Agent's instructions given from time to time to the Lead Borrower.

(c) Any advance which may be made by the Lenders under the Revolving Credit and which is directed to the Lead Borrower is received by the Lead Borrower in trust for that or those of the Borrowers who are intended to receive such advance. The Lead Borrower shall distribute the proceeds of any such advances solely to the Borrowers. Each Borrower shall be directly indebted to the Lenders for each advance distributed to that Borrower by the Lead Borrower, together with all accrued interest thereon, as if that amount had been advanced directly by the Lenders to that Borrower (whether or not the subject advance was based upon the accounts of the Borrower which actually received such distribution), in addition to which each Borrower shall be obligated to the Lenders in that amount on account of that Borrower's having guarantied the Liabilities.

(d) The Agents and the Lenders shall have no responsibility to inquire as to the distribution of loans and advances made through the Lead Borrower as described herein.

2-3.       Loans Directly to Borrower. (a) If, for any reason, and at any time during the term of the within Agreement,

           (i) any Borrower, including the Lead Borrower as agent for the Borrowers, shall be unable to, or prohibited from carrying out the terms and conditions of this Agreement (as determined by the Agents in the Agents' sole and absolute discretion); or

           (ii) the Administrative Agent deems it inexpedient (in the Administrative Agent's sole and absolute discretion) to continue making loans and advances to or for the account of any particular Borrower, or to channel such loans and advances through the Lead Borrower, then the Lenders may make loans and advances directly to such of the Borrowers as the Administrative Agent determines to be expedient, which loans or advances may be made without regard to the procedures otherwise included in this Article 2.

(b) In the event that the Administrative Agent determines to forgo the procedures included herein pursuant to which loans and advances are to be channeled through the Lead Borrower, then the Administrative Agent may designate one or more of the Borrowers to fulfill the financial and other reporting requirements otherwise imposed herein upon the Lead Borrower.

(c) Each of the Borrowers shall remain liable to the Lenders for the payment and performance of all Liabilities (which payment and performance shall continue to be secured by all collateral security granted by each of the Borrowers) notwithstanding any determination by the Administrative Agent to cease making loans or advances to or for the benefit of any Borrower.

2-4.       Continuation of Authority of Lead Borrower. The authority of the Lead Borrower to request loans on behalf of, and to bind, the Borrowers, shall continue unless and until the Administrative Agent acts as provided in
Section 2-4, above, or the Administrative Agent actually receives

(a) written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Presidents of each Borrower (other than the President of the Lead Borrower being replaced) then eligible for borrowing under the within Agreement; and

(b) written notice from such successive Lead Borrower (i) accepting such appointment; (ii) acknowledging that such removal and appointment has been effected by the respective Presidents of such Borrowers eligible for borrowing under the within Agreement; and (iii) acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term "Lead Borrower" shall mean and include the newly appointed Lead Borrower.

2-5.       Indemnification. The Lead Borrower and each Borrower
respectively shall indemnify, defend, and save and hold the Agents and each Lender harmless from and against any liabilities, claims, demands, expenses, or losses made against or suffered by the Agents or any Lender on account of, or arising out of, the Revolving Credit, the Agents and each Lenders' reliance upon loan requests made by the Lead Borrower, or any other action taken by the Agents and each Lender hereunder or under any of the Loan Documents, except for any liability, claim, demand, expense, or loss as to which a final judicial determination is made and from which no appeal is available (in a proceeding in which the Agents and each Lender has had an opportunity to be heard) that an Agent or any Lender had acted in a grossly negligent manner or in actual bad faith.

ARTICLE 3 - THE REVOLVING CREDIT

3-1.        Establishment of Revolving Credit. (a) The Lenders hereby
establish a revolving line of credit (hereinafter, the "Revolving Credit") in the Borrowers' favor pursuant to which each Lender, subject to, and in accordance with, this Agreement, severally agrees to make loans and advances and otherwise provide financial accommodations to and for the account of the Borrowers, in each instance up to the amount of such Lender's Commitment Percentage of Availability, but in no event exceeding the maximum amount of such Lender's Commitment. The amount available for borrowing under the Revolving Credit shall be determined by the Lenders by reference to Availability, as determined by the Lenders from time to time hereafter.

(b) As used herein, the term "Availability" refers at any time to the lesser of (i) or (ii), below:

           (i)  up to:

(A)        the Revolving Loan Ceiling
Minus

(B)        The then unpaid principal balance of the Loan
Account Minus

(C) The aggregate amounts then undrawn on all outstanding L/C's, acceptances or any other accommodations issued or incurred, or caused to be issued or incurred, by the Lenders for the account and/or the benefit of any of the Borrowers.

           (ii)  up to:

(A) Eighty percent (80%) of the face amount of each of the Borrowers' Acceptable Accounts Minus

(B) The then aggregate of such Reserves as may be established by the Lenders from time to time, acting reasonably and in good faith
Minus

(C)        The then unpaid principal balance of the Loan Account Minus

(D) The aggregate amounts then undrawn on all outstanding L/C's, acceptances, or any other accommodations issued or incurred, or caused to be issued or incurred, by the Lenders for the account and/or the benefit of the Borrowers.

(c) Availability shall be based upon Borrowing Certificates furnished as provided in Section 11-4, below.

(d) The proceeds of borrowings under the Revolving Credit shall be utilized solely to refinance indebtedness to the existing working capital lenders of the Borrowers, to pay transaction costs, for working capital purposes, and for general corporate purposes. Advances under the Revolving Credit may not be utilized to repay the Term Loan.

3-2.       Reductions of Commitment.  The Total Commitment may be
voluntarily reduced, at the Borrowers' option, in minimum increments of $1,000,000.00, with any monthly payment of interest, subject to the payment of the Line (Unused) Fee described below.

3-3.       Advances.  The making of loans, advances, and credits by
the Lenders in excess of Availability is for the benefit of the Borrowers and does not affect the obligations of the Borrowers hereunder; such loans constitute Liabilities. The making of any such loans, advances, and credits in excess of Availability on any one occasion shall not obligate any Lender to make any such loans, credits, or advances on any other occasion nor to permit such loans, credits, or advances to remain outstanding.

3-4.        Risks of Value of Accounts and Inventory .  The Administrative
Agent's reference to a given asset for monitoring concerning the Lenders' making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit shall not be deemed a determination by the Lenders relative to the actual value of the asset in question. All risks of the creditworthiness of all Accounts are and remain upon the Borrowers. Reference by the Lenders to a particular Account owed by a particular Account Debtor for guidance and/or monitoring shall not obligate the Lenders to rely upon any other Account owed by the same Account Debtor to be acceptable for lending or to continue to rely upon that account. All risks of the saleability of the Borrower's Inventory are and remain upon the Borrowers. All Collateral secures the prompt, punctual, and faithful performance of the liabilities whether or not relied upon by the Lenders in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

3-5.       Procedures Under Revolving Credit.

(a) The Lead Borrower may request loans and advances under the Revolving Credit from time to time under, in each instance in accordance with such procedures as may from time to time be acceptable to the Lenders, including, without limitation, notice to the Administrative Agent of any requested borrowing by 11:00 A.M. Boston, Massachusetts time on the proposed day of the subject loans.

(b) Subject to the provisions of the within Agreement, a loan or advance under the Revolving Credit duly and timely requested by the Lead Borrower shall be made pursuant hereto, provided that:

           (i)  The Availability will not be exceeded; and

           (ii) The Revolving Credit has not been suspended as provided in Section 3-5(h).

(c) (i) A loan or advance shall be deemed to have been made under the Revolving Credit upon the charging of the amount of such loan to the Loan Account.

           (ii) There shall not be any recourse to, nor liability of, the Agents or the Lenders on account of any of the following:

(A) (1) Any reasonable delay in the Lenders' making of any loan or advance requested under the Revolving Credit, and/or

(2) any decline by the Lenders to make, any loan or advance requested under the Revolving Credit while any Suspension Event or Event of Default has occurred and is continuing.

(B) Any delay in the proceeds of any such loan or advance constituting collected funds.

(C) Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Administrative Agent in accordance with wire instructions provided to the Administrative Agent by the Lead Borrower.

           (iii)The Administrative Agent may rely on any request for a loan or advance or financial accommodation which the Administrative Agent, in good faith, believes to have been made by a person duly authorized to act on behalf of the Lead Borrower and may decline to make any such requested loan or advance or to provide any such financial accommodation pending the Administrative Agent's being furnished with such documentation concerning that person's authority to act as may be satisfactory to the Administrative Agent.

(d) A request by the Lead Borrower for any financial accommodation under the Revolving Credit or of the issuance of an L/C or any other accommodations shall be irrevocable and shall constitute certification by the Lead Borrower and each Borrower that as of the date of such request, each of the following is true and correct:

           (i) There has been no Material Adverse Change in the Borrowers' financial condition taken as a whole, from the most recent financial information furnished the Lenders pursuant to this Agreement.

           (ii) The Borrowers are in compliance with, and are not in breach of, any of their covenants contained in this Agreement.

           (iii)Each representation which is made herein or in any of the Loan Documents is then true and complete as of and as if made on the date of such request (except to the extent such representation refers to a specific earlier date).

           (iv) No Suspension Event is then extant.

(e) The Borrowers shall immediately become indebted to the Lenders for the amount of each loan under or pursuant to this Agreement when such loan is deemed to have been made.

(f) (i) The Lead Borrower may request that the Administrative Agent issue L/C's for the account of any Borrower. Each such request shall be in such manner as may from time to time be acceptable to the Administrative Agent, and which may include, without limitation, (A) telephone notice to such person as may be designated by the Administrative Agent or (B) written notice.
           (ii) The Administrative Agent, in the Administrative
Agent's discretion in each instance, may issue any L/C so requested by the Lead Borrower, provided that the aggregate Stated Amount, following the requested issuance thereof, would not exceed the Availability and provided that the L/C (if so issued) is in form satisfactory to the Administrative Agent .
           (iii)The Borrowers and/or the Lead Borrower shall execute such documentation to apply for and support the issuance of an L/C as may be required by the Administrative Agent.

(g) The Administrative Agent, without the request of the Lead Borrower, may advance under the Revolving Credit any amount which any Borrower is obligated to pay to the Administrative Agent or for which any Borrower or the Administrative Agent becomes obligated on account of, or in respect to, any L/C. Such advance shall be made and even if such advance would result in Availability's being exceeded. Such action on the part of the Administrative Agent shall not constitute a waiver of the Lender's rights under Section 3-6(e), below.

(h) Upon the occurrence from time to time of any Suspension Event:

           (i)  The Lenders may suspend the Revolving Credit immediately.

           (ii) The Lenders shall not be obligated, during such suspension, to make any loans or advance, or to provide any financial accommodation hereunder or to seek the issuance of any L/C.

           (iii)The Lenders may suspend the right of the Lead
Borrower to request any LIBOR Loan or to convert any Base Margin Loan to a LIBOR Loan.

           (i) Subject to the satisfaction of all conditions precedent hereunder, each Lender will make available to the Administrative Agent on the proposed date of any Revolving Credit loan by wire transfer of immediately available funds not later than 1:00 P.M., Boston time, the aggregate amount of its Commitment Percentage of such loan requested by the Lead Borrower, and the Administrative Agent shall advance such amounts to the Lead Borrower in accordance with the terms hereof.

3-6.       The Loan Account. (a) An account (hereinafter, the "Loan
Account") shall be opened on the books of the Administrative Agent, in which Loan Account a record may be kept of all loans made by the Lenders to the Borrowers under or pursuant to the Revolving Credit and of all payments thereon.

(b) The Administrative Agent may also keep a record (either in the Loan Account or elsewhere, as the Administrative Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed the Agents and each Lender on account of the Liabilities under the Revolving Credit and of all credits against such amounts so owed.

(c) All credits against the Liabilities shall be conditional upon final payment to the Administrative Agent of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Administrative Agent for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

(d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrowers are obligated hereunder are payable on demand. In the determination of Availability, the Administrative Agent may deem fees, service charges, accrued interest, and other payments as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

(e) The Administrative Agent, without the request of the Lead Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Administrative Agent is entitled from any Borrower pursuant hereto (including, without limitation, any payment of principal and/or interest with respect to the Term Loan) and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in Availability's being exceeded. Any amount which is added to the principal balance of the Loan Account as provided in this Subsection shall bear interest at the interest rate applicable from time to time to the unpaid principal balance of the Loan Account.

(f) Any statement rendered by the Administrative Agent to the Lead Borrower concerning the Liabilities shall be considered correct and accepted by the Borrowers and shall be conclusively binding upon the Borrowers unless the Lead Borrower provides the Administrative Agent with written objection thereto within sixty (60) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. The Loan Account and the Administrative Agent's books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

3-7.       The Revolving Credit Note.  The obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by certain notes (hereinafter, collectively, the "Revolving Credit Note") in the form of EXHIBIT 3-7, annexed hereto, executed by each Borrower in favor of each Lender in the amount of each Lender's respective Commitment. Neither the original nor a copy of the Revolving Credit Note shall be required, however, to establish or prove any Liability. In the event that a Revolving Credit Note is ever lost, mutilated, or destroyed, the Borrowers shall execute a replacement thereof and deliver such replacement to the subject Lender.

3-8.       Payment of Loan Account.  (a)  The Borrowers shall repay all or any portion of the principal balance of the Loan Account from time to time with the proceeds from the Collateral (as to which, see Section 9-3 below) until the termination of the Revolving Credit (as to which, see Article 15, below).

(b) The Borrowers, without notice or demand from the Administrative Agent, shall pay the Administrative Agent that amount, from time to time, which is necessary so that Availability is equal to or greater than $0.

(c) The Borrowers shall pay the Administrative Agent the net proceeds of (a) sale of assets not in the ordinary course of business, (b) equity offerings, (c) debt issuances, and (d) casualty and condemnation proceeds (except to the extent utilized to replace or repair the property subject to the casualty). Such net proceeds will be applied first to any interest due and then principal due under Term Loan in inverse order of maturity until the Term Loan is paid in full, and thereafter, to all accrued interest and then principal due under the Revolving Facility.

(d         The Borrowers shall repay the then entire unpaid balance
of the Loan Account upon the Termination Date.


3-9.       Interest. (a) Revolving Credit Loans shall initially bear
interest at the Base Rate and, if the LIBOR Condition is satisfied, thereafter shall bear interest, at the Lead Borrower's option in accordance with the terms hereof, at the Base Rate or the LIBOR
Rate, as specified from time to time by the Lead Borrower in the Renewal/Conversion Notice with respect to the subject
Revolving Credit Loan or as otherwise provided in this Agreement.
Notwithstanding any other provision of this Agreement, no LIBOR Loans will be provided hereunder unless the LIBOR Condition is satisfied.

(b         The Borrowers shall pay interest on each Revolving Credit
Loan in arrears on the applicable Interest Payment Date for that Loan.

(c         Following the occurrence and during the continuance of
any Event of Default (and whether or not the Lenders exercise their rights on account thereof), upon notice from the Administrative Agent to the Lead Borrower, all loans and advances made under the Revolving Credit shall bear interest at the aggregate of the Base Rate plus three percent (3%) per annum.

3-10.      Duration of Interest Periods.  (a) Subject to the limitation described herein, and provided the LIBOR Condition has been satisfied, the Lead Borrower shall have the option to elect an Interest Period to be applicable to a Revolving Credit Loan by giving notice of such election
(a "Renewal / Conversion Notice") in the form of EXHIBIT 3-10, annexed hereto received no later than 10:00 Boston time One (1) Business Day before the end of the then applicable Interest Period if such Loan is to be converted to a Base Margin Loan and Three (3) Business Days before
(and not counting) the end of the then applicable Inter-est Period if such Loan is to be continued as, or converted to, a LIBOR Loan; provided, however, that (a) any Conversion of LIBOR Loans may be made only on the last day of the respective Interest Period for such Loans, and (b) no loan may be Converted to a LIBOR Loan when any Suspension Event or Event of Default has occurred and is continuing. Each such Conversion Request shall be by telephone, telecopy, telex or cable, in each case confirmed immediately in writing in the manner specified for notices herein, and shall, within the restrictions specified above, specify
(i) the date of such Conversion, (ii) the Loans to be Converted, and (iii) if such Conversion is to LIBOR Loan the duration of the initial Interest Period for such Loans. Each Conversion Request with respect to LIBOR Loans shall be irrevocable and binding on the Borrowers.

(b         If the Administrative Agent does not receive a notice of
election of, or conversion to, an Interest Period for a LIBOR Loan pursuant to subsection (a) within the applicable time limits specified therein, the Lead Borrower shall be deemed to have elected to convert such Loan in whole into a Base Margin Loan on the last day of the then current Interest Period with respect thereto.

(c         The Lead Borrower shall not select, renew, or convert any
Revolving Credit Loan such that there are more than three (3) interest rates applicable to the Revolving Credit Loans which are LIBOR Loans at any one time.

(d         LIBOR Loans shall each be in an amount of not less than
Five Hundred Thousand and no/100 Dollars ($500,000.00) and Five Hundred Thousand and no/100 Dollars ($500,000.00) increments in excess of such minimum.

(e) If after giving a Conversion Request, the Lead Borrower fails to borrow or Convert any LIBOR Loan, the Lead Borrower shall indemnify the Agents and each Lender against any loss or expense incurred by the Agents and each Lender as a result of such failure, including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain a LIBOR Loan to be made by such Lender and the compensation as provided for in Section 3-18, herein.

3-11.      Changed Circumstances.  In the event that:

(a         On any day on which the rate for a LIBOR Loan would
otherwise be set, the Administrative Agent shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining either such rate; or

(b         At any time the Administrative Agent shall have
determined in good faith (which determination shall be final and conclu-sive) that:

     (i    the continuation of or conversion of any Revolving
Credit Loan to a LIBOR Loan has been made impracticable or unlawful by (A) the occurrence of a contingency that materially and adversely affects the applicable market or (B) compliance by any Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or admin-istration thereof or with any request or directive of any such governmental authority having the force of law; or

     (ii   the indices on which the interest rates for LIBOR
Loan shall no longer represent the effective cost to the Lenders for U.S. dollar deposits in the interbank market for deposits in which they regularly participate;
then, and in any such event, the Administrative Agent shall forthwith so notify the Lead Borrower thereof. Until the Administrative Agent notifies the Lead Borrower that the circumstances giving rise to such notice no longer apply, the obligation of the Lenders to make LIBOR Loans of the type affected by such changed circumstances or to permit the Lead Borrower to select the affected interest rate as otherwise applicable to any Revolving Credit Loans shall be suspended. If at the time the Administrative Agent so notifies the Lead Borrower, the Lead Borrower has previously given the Administrative Agent a Renewal/Conversion Notice with respect to one or more LIBOR Loans, but such Revolving Credit Loans have not yet gone into effect, such notification shall be deemed to be void and the Lead Borrower may borrow Revolving Credit Loans which are Base Margin Loans by giving a substitute Renewal/Conversion Notice. Upon the expi-ration of the Interest Period for any LIBOR Loan which is outstanding on the date of such notification, the amount of such LIBOR Loan shall thereafter constitute a Base Margin Loan.

3-12.        Payments and Prepayments.  (a) Base Margin Loans may be
prepaid at any time and from time to time without premium or penalty.

(b)        Any LIBOR Loan may be prepaid, upon not less than three
(3) Business Days' prior written notice to the Administrative Agent, without penalty, provided that (1) each partial prepayment shall be in the principal amount of $500,000.00 or an integral multiple thereof, (2) if such prepayment is on any day other than the last day of the Interest Period relating thereto, such amount prepaid shall be accompanied by any additional amounts necessary to compensate the Lenders for any costs incurred by the Lenders in accordance with Section 3-17, herein, including any interest or fees payable by the Lenders to lenders of funds obtained by then in order to make or maintain its LIBOR Loans hereunder and (3) any amount prepaid shall be accompanied by accrued interest on the principal repaid to the date of payment.

(c)        In the event that at the time of any such prepayment
Loans are outstanding of more than one type, the amount prepaid shall be applied first to any Base Margin Loan prior to application to any LIBOR Loans.

(d) Any premium due hereunder upon such prepayment shall be due and payable upon any prepayment whatsoever, whether voluntary or involuntary, to the extent permitted by law, and after acceleration of the unpaid principal balance of the Liabilities after the occurrence and during the continuance of an Event of Default.

3-13.      Fees.  (a)  As compensation for the Lenders' commitment
included herein to make loans and advances to the Borrowers and as compensation for the Lenders' maintenance of sufficient funds available for such purpose, the Lenders shall have earned a Facility Fee
(so referred to herein) of $75,000.00 (to be shared pro rata by the Lenders), $37,500.00 of which was previously paid and the balance of which shall be paid upon the Closing Date.

(b In addition to any other fee by the Borrowers on account of the Revolving Credit, the Borrowers shall pay to the Administrative Agent, for the pro rata benefit of the Lenders, a Line (Unused) Fee (so referred to herein) in arrears, on the first day of each quarter (and on the Termination Date). The Line (Unused) Fee shall be equal to the Line Fee Percentage of the average difference, during the quarter just ended (or relevant period with respect to the payment being made on the Termination Date) between the Revolving Loan Ceiling and the unpaid principal balance of the Loan Account.

(c) In addition to any other fee by the Borrowers on account of the Revolving Credit, the Borrowers shall pay the Administrative Agent, for the pro rata benefit of the Lenders, an annual fee (the "Annual Fee") of $10,000.00 payable upon the Closing Date and each anniversary hereof.

(d) As compensation for the Lenders' commitment included herein to make the Term Loan to the Borrowers and as compensation for the Lenders' maintenance of sufficient funds available for such purpose, the Lenders shall have earned a Term Loan Fee (so referred to herein) of $10,000.00 (to be shared pro rata by the Lenders based on the amounts outstanding and the time outstanding for each Lender), which fee shall be paid on the Closing Date, and an additional fee of $30,000.00 ((to be shared pro rata by the Lenders based on the amounts outstanding and the time outstanding for each Lender)) to be paid on May 11, 2000 if any portion of the Term Loan remains outstanding on May 11, 2000.

(e) The Borrower shall not be entitled to any credit, rebate or repayment of any Facility Fee, Annual Fee, Term Loan Fee, or Line (Unused) Fee previously earned by the Agents or the Lenders pursuant to this Section notwithstanding any termination of the within Agreement or suspension or termination of the Lender's obligation to make loans and advances hereunder.

3-14.      Fees For L/C's.  (a)  Prior to the issuance of any L/C, the
Borrowers shall pay to the Administrative Agent, for the pro rata benefit of the Lenders, a fee on account of such L/C based upon the Administrative Agent's then current fee schedule for like L/C's.

(b         In addition to the fee to be paid as provided in
Subsection (a), above, the Borrowers shall pay to the Administrative Agent, on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts on account of, or in respect to, each L/C.

3-15.      Effect of Honor of L/C's.  The Borrowers shall reimburse the
Administrative Agent for the amount of any honoring of any L/C. Any such honoring which is not so reimbursed on the Business Day when so honored shall constitute a Revolving Credit Loan.

3-16.      Additional Provisions Relating to L/C's.  (a)  The
obligations of the Borrowers with respect to L/Cs shall be absolute and uncondi-tional. The obligations of the Borrowers with respect to L/Cs shall rank pari passu with the obligations of the Borrowers to repay all other Liabilities. The Administrative Agent's rights, powers, privileges and immunities specified in or arising under this Agreement with respect to L/C's are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

(b         The Borrowers will

(i         promptly examine the copy of any L/C (and any
amendments thereof) sent to it by the Administrative Agent;

(ii         promptly examine all instruments and documents
delivered to it from time to time by the Administrative Agent; and

(iii         within three (3) Business Days of receipt
thereof, provide the Administrative Agent with written notice of any irregularity or claim of non-compliance with the instructions of such person or entity. The Borrowers are conclusively deemed to have waived any such claim against the Administrative Agent and its correspondents unless such notice is so timely given.

(c         The Borrowers will

(i         procure promptly any necessary documentation,
permits, or licenses for the import, export or shipping of the property in connection with which any L/C is issued;

(ii        comply with all foreign and domestic governmental
requirements relating to the shipment or financing of such property; and

(iii       furnish such evidence that the above requirements
have been fulfilled as the Administrative Agent reasonably may require.

(d         The Borrowers will jointly and severally indemnify the
Agents and each Lender for and hold harmless against any and all claims, loss, liability, or damage, including attorneys' reasonable fees, howsoever arising from or in connection with the surrender or endorsement of any bill of lading, warehouse receipt or documents of title at any time held by the Administrative Agent, or any of its correspondents in connection with any L/C.

(e         As further security for the payment or performance of any
and all other obligations and liabilities hereunder, certain or contingent, and also for the payment or performance of any and all other obligations and liabili-ties, certain or contingent, due or to become due, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by the Borrowers to the Lenders, the Borrowers hereby

(i         recognize and admit the Collateral Agent's security
interest in, and, after the occurrence and during the continuance of an Event of Default, unqualified right to the possession and disposal of, any and all shipping documents, warehouse receipts, policies or certificates of insurance, and other documents accompanying or relative to any L/C or Acceptance (whether or not such documents, goods, or other property have been released to or upon the order of the Lead Borrower under a security agreement or trust or bailee receipt) and in and to the proceeds of each and all of the foregoing; and

(ii        if any third party shall have joined in the
application for the L/C, assigns and transfers to the Collateral Agent all right, title and interest of the Borrowers in and to all property and interests which any Borrower may now or hereafter obtain from such third party arising in connection with the transaction to which the L/C relates, to the extent that same can be lawfully assigned.

(f         Following the occurrence and during the continuance of
any Event of Default, the Collateral Agent or the Administrative Agent, with power of substitution and revocation, may:

(i         sign, in the name of the Collateral Agent or the
Administrative Agent, and/or the name of any Borrower, any document called for from any Borrower and/or endorse, in the name of any Borrower, any and all notes, checks, drafts, documents of title, Documents of Title, or other instruments or documents in which the Collateral Agent or the Administrative Agent may at any time have any interest in connection with any L/C; and

(ii        perform any obligation or agreement in connection
with any L/C or Acceptance which any Agent deems necessary or desirable to protect any Agent's right, powers and remedies under this Agreement.

(g         None of the Agents, the Administrative Agent's corre-
spondents or any advising, negotiating, or paying bank with respect to any L/C, shall be responsible in any way for:

(i         performance by any beneficiary under any L/C of
that beneficiary's or payee's obligations to any Borrower; or

(ii        the form, sufficiency, correctness, genuineness,
authority of any person signing, falsification, or the legal effect of, any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to be in order.

(h         The Administrative Agent may honor, as complying with the
terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conserva-tor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C or Acceptance to draw or issue such drafts or other documents.

(i         Unless otherwise agreed to, in the particular instance,
the Borrowers hereby authorize the Administrative Agent to (i) select an advising bank, if any; (ii) select a paying bank, if any; and (iii) select a negotiating bank.

(j         All directions, correspondence, and funds transfers
relating to any L/C are at the risk of the Borrowers. The Administrative Agent shall have discharged its obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). The Administrative Agent does not assume any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

(k         The Administrative Agent's rights, powers, privileges and
immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

(l         Except to the extent otherwise expressly provided here-
under or agreed to in writing by the Administrative Agent, and the Borrowers, the L/C will be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and any subsequent revi-sions thereof.

(m         If any change in any law, executive order or regulation,
or any directive of any administrative or governmental authority (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, shall either:

(i         impose, modify or deem applicable any reserve,
special deposit or similar requirements against L/C's heretofore or here-after caused to be issued by the Administrative Agent or with respect to which the Administrative Agent has an obligation to lend to fund drawings thereunder; or

(ii         impose on any Lender any other condition or re-
quirements relating to any such L/C's; and the result of any event referred to in clause (i) or (ii), above, shall be to increase the cost to such Lender of issuing or maintaining any L/C, then, upon demand by such Lender and delivery by such Lender to the Borrowers of a cer-tificate of an officer of such Lender describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on the Lender, and the basis for determining such increased costs and their allocation, the Borrowers within five (5) Business Days after receipt of such notice shall pay to such Lender, from time to time as specified by the Lender, such amounts as shall be sufficient to compensate the Lender for such increased cost. The Lender's determination of costs incurred under clause (m) (i) or (ii) above, shall be conclusive and binding on the Borrowers in the absence of manifest error.

(n         The obligations of the Borrowers under this Agreement
with respect to L/C's are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

(i         Any lack of validity or enforceability or
restriction, restraint, or stay in the enforcement of the within Agreement, any L/C, or any other agreement or instrument relating thereto.

(ii        Any amendment or waiver of, or consent to the
departure from, all or any of the above.

(iii       The existence of any claim, set-off, defense, or
other right which the Borrowers may have at any time against the beneficiary of the L/C.

3-17.      Indemnification.  Each Borrower jointly and severally agrees to indemnify the Agents and each Lender and to hold the Agents and each Lender (each an "Indemnified Party") harmless from and against any loss, cost or expense (including loss of anticipated profits) that an Indemnified Party may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or any interest on any LIBOR Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by an Indemnified Party to lenders of funds obtained by it in order to maintain its LIBOR Loans, (b) default by the Borrowers in making a borrowing or conversion after the Lead Borrower has given (or is deemed to have given) a Conversion Request, or (c) the making of any payment of any LIBOR Loan or the making of any conversion of any such Loan to a Base Margin Loan on a day that is not the last day of the applicable Interest Period with respect thereto, whether due to voluntary prepayment, payment realized from the Collateral or any guarantor after the occurrence of an Event of Default, or otherwise, including interest or fees payable by an Indemnified Party to lenders of funds obtained by it in order to maintain any such Loans. Such loss shall include, without limitation, an amount calculated as follows:

(a         First, the Indemnified Party shall determine the amount
by which (i) the total amount of interest which would have otherwise accrued hereunder on each installment of principal so paid or not borrowed, during the period beginning on the date of such payment or failure to borrow and ending on the date such installment would have been due (the "Reemployment Period"), exceeds (ii) the total amount of interest which would accrue, during the Reemployment Period, on any readily marketable bond or other obligation of the United States of America designated by the Indemnified Party in its sole discretion at or about the time of such payment, such bond or other obligation of the United States of America to be in an amount equal (as nearly as may be) to the amount of principal so paid or not borrowed and to have a maturity comparable to the Reemployment Period, and the interest to accrue thereon to take account of amortization of any discount from par or accretion of premium above par at which the same is selling at the time of designation. Each sum amount is hereafter referred to as an "Installment Amount".

(b         Second, each Installment Amount shall be treated as
payable as of the date on which the related principal installment would have been payable by the Borrowers had such principal installment not been prepaid or not borrowed.

(c         Third, the amount to be paid on each such date shall be
the present value of the Installment Amount determined by discounting the amount thereof from the date on which such Installment Amount is to be treated as payable, at the same annual interest rate as that payable upon the bond or other obligation of the United States of America designated as aforesaid by the Indemnified Party.

3-18.      Computation of Interest and Fees.  Interest and all fees
payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day, such payment may be made on the next suc-ceeding Business Day, and such extension shall be included in computing interest in connection with such payment.

3-19.      Overdue Payments.  Overdue amounts payable hereunder shall bear interest from and including the due date thereof until paid, payable on demand, at a rate per annum equal to the Base Rate plus 3% per annum.

3-20.      Automatic Payment.  The Borrowers authorize the
Administrative Agent to automatically debit the Borrowers' demand deposit accounts with the Administrative Agent on the Interest Payment Date or such other dates when due for all interest, fees, costs, commissions, service charges and expenses due to the Lenders.

3-21.      Additional Costs, Etc.  If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, or the Loans (other than taxes based upon or measured by the income or profits of the Lender), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to the Lender under this Agreement or the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of the Lender, or

(d) impose on any Lender any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loan, or any class of loans or commitments of which any Loan forms a part;

and the result of any of the foregoing is

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, or

(ii) to reduce the amount of principal, interest or other amount payable to any Lender hereunder on account of any of the Loans, or

(iii) to require any Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Lender at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender such additional amounts as will be sufficient to compensate such Lender for such additional cost, reduction, payment or foregone interest or other sum.

3-22.      Capital Adequacy.  If the Administrative Agent shall have
determined that the adoption of any applicable law, rule, regulation, guideline, directive or request (whether or not having force of law) regarding capital requirements, or the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lenders with any of the foregoing imposes or increases a requirement by any Lender to allocate capital resources to the Loans made, or to be made, hereunder, which has or would have the effect of reducing the return on such Lender's capital to a level below that which such Lender could have achieved (taking into consideration such Lender's then existing policies with respect to capital adequacy and assuming full utilization of such Lender's capital) but for such adoption, change or compliance, by any amount deemed by the Administrative Agent to be material: (i) such Lender shall promptly after its determination of such occurrence give notice thereof to the Lead Borrower; and (ii) the Borrowers shall pay to such Lender as an additional fee from time-to-time on demand such amount as the Lender certifies to be the amount that will compensate it for such reduction. In determining such amounts, such Lender may use any reasonable averaging and attribution methods.

ARTICLE 4 - THE TERM LOAN.

4-1.       The Term Loan.  Subject to, and in accordance with, the
within Agreement, and upon satisfaction of all conditions precedent set forth in Article 6, below, the Lenders shall provide a term loan facility in the aggregate maximum principal sum of $7,500,000.00 (the "Term Loan") to the Borrowers in exchange for, and repayable with interest as provided in the Borrower's Promissory Notes (hereinafter, collectively, the "Term Note") substantially in the form of EXHIBIT 4-1, annexed hereto.

4-2.       Use of Proceeds.  The Borrowers shall use the proceeds of the
Term Loan solely for the repayment of Indebtedness of the Borrowers to certain existing creditors.

4-3.       Term Loan Advances.  (a)  Advances under the Term Loan shall be limited to the amount of $5,000,000.00 to be advanced at closing by Brown Brothers Harriman & Co., with the balance of $2,500,000.00 available under the Term Loan to be advanced by Family Bank, FSB, upon satisfaction of the following conditions:

(i         Receipt of an appraisal showing the value of the Real Estate, as adjusted by the Agents, of no less than $11,550,000.00.

(ii         Confirmation by the Agents that no Event of Default is then in existence.

(iii       Receipt of satisfactory reliance letter from the Lead
Borrower's environmental consultants and a satisfactory review of the Massachusetts Department of Environmental Protection file for the Real Estate.

(b) In the event the appraisal reveals that the value of the Real Estate, as determined by Agents, is less than $11,550,000.00, the maximum amount available to be advanced under the Term Loan shall be reduced to 65% of such value.

(c)        No Term Loan Advances shall be made after July 1, 2000


ARTICLE 5 - GRANT OF SECURITY INTEREST

5-1.        Grant of Security Interest. To secure the Borrowers' prompt, punctual, and faithful performance of all and each of the Borrowers' Liabilities, the Borrowers hereby grant to the Collateral Agent, for the benefit of the Lenders a continuing security interest in and to, and assigns to the Collateral Agent, for the benefit of the Lenders, the following, and each item thereof, whether now owned or now due, or in which any Borrower has an interest, or hereafter acquired, arising, or to become due, or in which any Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following
(all of which, together with any other property in which the Collateral Agent and Lenders may in the future be granted a security interest, is referred to herein as the "Collateral"):

(a         All Accounts.

(b         All Inventory.

(c         All General Intangibles.

(d         All Equipment.

(e         All Goods.

(f         All Fixtures.

(g         All Chattel Paper.

(h All books, records, and information relating to the Collateral and/or to the operation of the Borrower's business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

(i All Instruments, Documents of Title, Documents, policies and certificates of insurance, Investment Property, deposits, deposit accounts, impressed accounts, compensating balances, money, cash, or other property;

(j All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing or otherwise.

(k All liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing including the right of stoppage in transit.

5-2.      Extent and Duration of Security Interest. The within grant of a security interest is in addition to, and supplemental of, any security interest previously granted by the Borrowers to the Collateral Agent and shall continue in full force and effect applicable to all Liabilities until all Liabilities have been indefeasibly paid and/or satisfied in full.


ARTICLE 6 - CONDITIONS PRECEDENT.

Precedent to the effectiveness of this Agreement, the establishment of the financing arrangements contemplated hereby, and the making of the first loan under the Revolving Credit, the documents respectively described in Sections 6-1 through and including 6-9 each in form and substance satisfactory to the Agents shall have been delivered to the Agents, and the conditions respectively described in Sections 6-10 through and including 6-12, shall have been satisfied:

6-1.       Corporate Due Diligence.  (a) Certificates of corporate good standing issued by the respective Secretary of State of the Borrowers' state of incorporation.

(b         Within two (2) weeks of the Closing Date, Certificates of due qualification, in good standing, issued by the Secretary of State of each State in which the nature of the Borrowers' business conducted or assets owned could require such qualification.

(c         A Certificate of each Borrower's Assistant Clerk of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

6-2.       Opinion.  An opinion of counsel to the Borrowers in form and substance satisfactory to the Agents.

6-3.       Landlord's Waivers.  Waivers (each in form reasonably
satisfactory to the Agent) by each of the Borrowers' landlords in Wilmington, Massachusetts and Newton, Massachusetts.

6-4.       Officers' Certificates.  A Certificate executed by the President and the Treasurer of each Borrower and stating that the representations and warranties made by such Borrower to the Lender in the Loan Documents are true and complete as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

6-5.       Guaranties.  The Administrative Agent shall have received
unlimited guaranties in form and substance acceptable to the Administrative Agent wherein each Borrower shall unconditionally guaranty all Liabilities of the other Borrowers to the Agents and each Lender.

6-6.       Mortgage.  A Mortgage, Security Agreement and Assignment
securing the Liabilities on the Real Estate, together with all appropriate real estate due diligence as requested by the Agents.

6-7.       Lockbox.  The lockbox and agency agreements required under
Section 7-3 below.

6-8.       Pledge Agreements.  Pledge  Agreements from each Borrower
granting the Collateral Agent a lien and security interest in certain securities and other Investment Property owed by such Borrower.

6-9         Additional Documents.  Such additional instruments and documents as the Agents or their counsel reasonably may require or request.

6-10.      Representations and Warranties.  Each of the representations made by or on behalf of any Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by any or on behalf of any Borrower shall be true and complete as of the date as of which such representation or warranty was made.

6-11.      No Event of Default.  No event shall have occurred, or failed to occur, which occurrence or which failure constitutes, or which, solely with the passage of time or the giving of notice (or both) would constitute, an Event of Default.

6-12.      No Adverse Change.  Except as noted on EXHIBIT 6-12, no event shall have occurred or failed to occur, which occurrence or failure had or could reasonably be expected to have a materially adverse effect upon the Borrowers' financial condition, operating results, or cash flows from the Borrowers' financial condition at December 31, 1999.

ARTICLE 7 - GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

To induce the Lenders to establish the loan arrangement contemplated herein and to make loans and advances and to provide financial accommodations under the Revolving Credit (each of which loans shall be deemed to have been made in reliance thereupon) and to make the Term Loan, the Borrowers, in addition to all other representations, warranties, and covenants made by the Borrowers in any other Loan Document, make those representations, warranties, and covenants included in this Agreement.

7-1.       Payment and Performance of Liabilities. The Borrowers shall pay each Liability when due (or when demanded if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

7-2.       Due Organization - Corporate Authorization - No Conflicts. (a)
Each Borrower presently is and shall hereafter remain in good standing as a corporation in the State referenced in the Preamble hereto and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of such Borrower's assets or operation of such Borrower's business, such qualification may be necessary, except for such States in which failure to be so qualified and in good standing would not result in a Material Adverse Change.

(b)        Each Related Entity is listed on EXHIBIT 7-2, annexed hereto.
Each Related Entity is and shall hereafter remain in good standing in the State in which incorporated and is and shall hereafter remain duly qualified in each other State in which, by reason of that entity's assets or the operation of such entity's business, such qualification may be necessary, except for such States in which failure to be so qualified and in good standing would not result in a Material Adverse Change. The Borrowers shall provide the Administrative Agent with prior written notice of any entity's becoming or ceasing to be a Related Entity.

(c) Each Borrower has all requisite corporate power and authority to execute and deliver to the Administrative Agent all and singular the Loan Documents to which such Borrower is a party and has and will hereafter retain all requisite corporate power to perform all and singular the Liabilities.

(d)        The execution and delivery by each Borrower of each Loan
Document to which it is a party; each Borrower's consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of security and mortgage interests by such Borrower as contemplated hereby); and each Borrower's performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:

(i)        Have been duly authorized by all necessary corporate action.

(ii) Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of such Borrower.

(iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of any Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

(e) The Loan Documents have been duly executed and delivered by each Borrower party thereto and are the legal, valid and binding obligations of each Borrower party thereto, enforceable against each Borrower party thereto in accordance with their respective terms.

7-3.       Maintain Accounts.  To permit the Lenders to monitor the
Borrowers' financial performance and condition, each Borrower shall maintain all of such Borrower's depository accounts with the Agents or depository institutions acceptable to the Agents, which institutions have entered into satisfactory lockbox and agency account agreements with such Borrower and the Administrative Agent. Any amounts received by such third party institutions shall be transferred on a daily basis to an account established and controlled by the Administrative Agent to be applied in accordance with the terms hereof.

7-4.       Trade Names. (a) EXHIBIT 7-4, annexed hereto, is a listing of:

(i) All names under which each Borrower ever conducted its business.

(ii) All entities and/or persons with whom any Borrower ever consolidated or merged, or from whom any Borrower ever acquired in a single transaction or in a series of related transactions substantially all of such entity's or person's assets.

(b) Except (i) upon not less than twenty-one (21) days prior written notice given the Administrative Agent, and (ii) in compliance with all other provisions of this Agreement, no Borrower will undertake or commit to undertake any action such that the results of that action, if undertaken prior to the date of this Agreement, would have been reflected on EXHIBIT 7-4.

(c) The conduct by any Borrower of such Borrower's business does not infringe on the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

(d) Each Borrower owns and possesses, or has the right to use all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for such Borrower's conduct of its business.

7-5.       Locations.  The Collateral, and the books, records, and papers of the Borrowers pertaining thereto, are kept and maintained solely at the chief executive offices of the Borrowers stated in the Preamble of this Agreement, and at those locations which are listed on EXHIBIT 7-5, annexed hereto, which EXHIBIT includes all service bureaus with which any such records are maintained and the names and addresses of each of the Borrower's landlords. Except (i) to accomplish sales of Inventory in the ordinary course of business or (ii) to utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles), the Borrower shall not remove any Collateral from said chief executive offices or those locations listed on EXHIBIT 7-5.


7-6.       Title to Assets.  Each Borrower is, and shall hereafter remain, the owner of the all of its present and future assets free and clear of all Encumbrances, other than the following ("Permitted Liens"):

(a)        the mortgages and security interests (including Capital
Leases) referred to in EXHIBIT 7-6 attached hereto, or any renewal, extension or refunding of any such mortgage or security interest in an amount not exceeding the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding;

(b) liens for taxes and other amounts not yet delinquent or being contested in good faith as provided in Section 7-13; liens in connection with workmen's compensation, unemployment insurance or other social security obligations; liens securing the performance of bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds, liens to secure progress or partial payments and other liens of like nature arising in the ordinary course of business; mechanics', workmen's, materialmen's or other like liens arising in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith; and other liens or encumbrances incidental to the conduct of the business of any Borrower or any Subsidiary or to the ownership of their respective properties or assets, which were not incurred in connection with the borrowing of money or the obtaining of credit and which do not, individually or in the aggregate, materially detract from the value of the properties or assets of the Borrowers and their Subsidiaries or materially affect the use thereof in the operation of their business;

(c) Encumbrances in the nature of (i) zoning restrictions, (ii) easements, (iii) restrictions of record on the use of real property, (iv) landlords' and lessors' encumbrances on rented premises and (v) restrictions on transfers or assignments of leases, which in each case do not, individually or in the aggregate, materially detract from the value of the encumbered property or impair the use thereof in the business of any Borrower or any Subsidiary;

(d) Liens in respect of judgments or awards, to the extent that such judgments or awards are permitted by Section 7-7(j).

(e) Restrictions under federal and state securities laws on the transfer of securities;

(f) Restrictions under foreign trade regulations, other governmental rules and regulations, and subcontracts on the transfer or licensing of certain assets of the Borrowers and their Subsidiaries; and

(g) Liens and security interests granted to the Agents and the Lenders under the Loan Documents.

7-7.       Indebtedness. The Borrowers do not and shall not hereafter have any Indebtedness with the exceptions of:

(a)        Indebtedness to the Agents and the Lenders hereunder;

(b) Indebtedness existing as of the Closing Date of any wholly-owned Subsidiary to a Borrower or any other wholly-owned Subsidiary and of a Borrower to any wholly-owned Subsidiary; provided, however, that (i) all moneys due from a Borrower to any Subsidiary which is not a Borrower will be expressly constituted as a Subordinated Debt and (ii) no Borrower shall repay any such moneys due to any Subsidiary at any time unless no Event of Default exists and no event which, with the giving of notice or lapse of time or both, would constitute an Event of Default exists or will exist after such repayment;

(c) Current liabilities of a Borrower or any Subsidiary (other than for borrowed money) incurred in the ordinary course of its business and in accordance with customary trade practices;

(d) Existing Indebtedness of a Borrower or any Subsidiary referred to in EXHIBIT 7-7 attached hereto, and renewals and extensions thereof, provided that (i) the aggregate principal amount of such Indebtedness is not at any time increased, (ii) no material terms applicable to such Indebtedness shall be more favorable to the renewal or extension lenders than the terms that are applicable to the holders of such Indebtedness on the date hereof and (iii) the interest rate applicable to such Indebtedness shall be a market interest rate as of the time of such renewal or extension;

(e) Indebtedness of a Borrower or any Subsidiary secured by Permitted Liens;

(f) Indebtedness of a Borrower or any Subsidiary in respect of guarantees to the extent the underlying Indebtedness is permitted by this
Section 7-7; and

(g)        Subordinated Debt;

(h) Unfunded pension and benefit Liabilities so long as each Borrower is in compliance with Section 7-15, provided that the Lead Borrower's accrued pension liability shall not exceed $5,000,000 as determined in accordance with GAAP;

(i) To the extent payment thereof shall not at the time be required by Section 7-13, Indebtedness in respect of taxes, assessments, governmental changes and claims for labor, material and supplies;

(j) Indebtedness in respect of judgments or awards (i) which have been in force for less than the applicable appeal period or (ii) in respect to which any Borrower or any Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review, and in each case such Borrower or such Subsidiary shall have taken appropriate reserves therefor in accordance with GAAP;

(k) Indebtedness incurred to refinance the Term Loan, the terms and conditions of which Indebtedness shall be subject to the reasonable approval of the Agents; and

(l) Indebtedness in respect of deferred taxes arising in the ordinary course of business.

7-8.       Insurance Policies. (a) EXHIBIT 7-8, annexed hereto, is a
schedule of all insurance policies owned by any Borrower or under which any Borrower is the named insured. Each of such policies is in full force and effect. Neither any Borrower nor, to the knowledge of the Borrowers, the issuer of any such policy is in default or violation of any such policy.

(b) Each Borrower will maintain or cause to be maintained on all insurable properties now or hereafter owned by such Borrower or any Subsidiary insurance against loss or damage by fire or other casualty to the extent customary with respect to like properties of companies conducting similar businesses and will maintain or cause to be maintained public liability and workmen's compensation insurance insuring such Borrower and its Subsidiaries to the extent customary with respect to companies conducting similar businesses and, upon request, will furnish to the Collateral Agent satisfactory evidence of the same. All insurance carried by any Borrower shall name the Collateral Agent as additional insured and as additional loss payee and shall provide for a minimum of thirty (30) days' written notice of cancellation to the Collateral Agent. In the event of the failure by any Borrower to maintain insurance as required herein, the Collateral Agent, at its option, may obtain such insurance at the cost and expense of the Borrowers. Each Borrower shall furnish to the Collateral Agent certificates or other evidence reasonably satisfactory to the Collateral Agent regarding compliance by such Borrower with the foregoing insurance provisions.

(c) Each Borrower shall advise the Collateral Agent of each claim made by such Borrower under any policy of insurance which covers the Collateral and will permit the Collateral Agent, at the Collateral Agent's option in each instance, to the exclusion of such Borrower, to conduct the adjustment of each such claim while any Event of Default is then in existence. Each Borrower hereby appoints the Collateral Agent as such Borrower's attorney in fact to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of the Collateral Agent any and all drafts and other instruments with respect to such insurance, in each case during the continuance of any Event of Default. Such appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Collateral Agent. The Collateral Agent shall not be liable on account of any exercise pursuant to said power except for any exercise in actual willful misconduct and bad faith. The Collateral Agent may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in such order of application as the Collateral Agent may determine.

7-9.       Licenses. EXHIBIT 7-9, annexed hereto, is a schedule of all material license, distributor, franchise, and similar agreements issued to, or to which any Borrower is a party. Each of such agreements is in full force and effect. Neither any Borrower nor, to the knowledge of the Borrowers, any other party to any such agreement is in material default or violation of any such agreement and no Borrower has received any notice or threat of cancellation of any such agreement.

7-10.      Leases. EXHIBIT 7-10, annexed hereto, is a schedule of all presently effective Leases and Capital Leases. Each of such Leases and Capital Leases is in full force and effect. Neither any Borrower nor, to the knowledge of the Borrowers, any other party to any such Lease or Capital Lease is in material default or violation of any such Lease or Capital Lease and no Borrower has received any notice or threat of cancellation of any such Lease or Capital Lease. Each Borrower hereby authorizes the Administrative Agent at any time and from time to time to contact any of the Borrowers' landlords in order to confirm each Borrower's continued compliance with the terms and conditions of any Lease between such Borrower and that landlord and to discuss such issues, concerning such Borrower's occupancy under such Lease, as the Administrative Agent may determine.

7-11.      Requirements of Law. Except as set forth on EXHIBIT 7-11, each
Borrower is in material compliance with, and shall hereafter comply with and use its assets in material compliance with, all Requirements of Law. No Borrower has received any notice of any material violation of any Requirement of Law which material violation has not been cured or otherwise remedied.

7-12.      Maintain Properties. Each Borrower shall:

(a) Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).

(b) Not suffer or cause the waste or destruction of any material part of the Collateral.

(c) Not use any of the Collateral in violation of any policy of insurance thereon.

(d) Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

(i)        The sale of Inventory in the ordinary course of business.

(ii) The disposal of Equipment which is obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of the Borrower.

(iii) The turning over to the Collateral Agent of all Receipts as provided herein.

(iv) Other sales and dispositions for fair market value that, when aggregated with all other sales and dispositions pursuant to this clause (iv), is in exchange for up to $100,000 of gross sales proceeds received by a Borrower, provided that no Borrower shall dispose of any portion of its books and records, regardless of whether a particular asset of property constitutes Collateral, without the prior consent of the Agents. The
Agents' consent shall be requested no less than ten (10) days prior to the scheduled closing date of a proposed sale. The Net Proceeds of any sale consented to by the Agents shall be used solely to reduce the outstanding balance of the Revolving Credit Loans.

(v)        Sales, leases and other dispositions of assets permitted by
Section 7-22.

7-13.      Pay Taxes.  (a) Except as set forth in EXHIBIT 7-13, to the best of the Borrower's knowledge, there are no examinations of or with respect to any Borrower presently being conducted by the Internal Revenue Service or any state taxing authority.

(b) Except as set forth in EXHIBIT 7-13, each Borrower has, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against such Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of such Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon such Borrower by reason of withholding from employees' pay; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by such Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom each Borrower is obligated to so file, provided that neither any Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such Borrower or such Subsidiary, as the case may be, shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed appropriate by such Borrower and its independent public accountants.

(c) Except as set forth in EXHIBIT 7-13, subject to the Borrowers' rights under subsection (b) above, in the event of the failure by any Borrower to comply with subsection (b) above, the Administrative Agent, at its option, may, but shall not be obligated to, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon such Borrower or the Collateral by any person or entity or governmental authority, and make any contributions or other payments on account of any Borrower's Employee Benefit Plan as the Administrative Agent, in the Administrative Agent's reasonable discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto, provided, however, the Administrative Agent's making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by such Borrower's failure to have made such payment.

7-14.      No Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U.T. and X. of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing from the Lender will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

7-15.      ERISA.  Neither any Borrower nor any ERISA Affiliate shall:

(a) Violate or fail to be in material compliance with any Borrower's Employee Benefit Plan.

(b) Fail timely to file all material reports and filings required by ERISA to be filed by any Borrower.

(c) Engage in any "prohibited transactions" or "reportable events" (respectively as described in ERISA).

(d) Engage in, or commit, any act such that a material tax or penalty could be imposed upon any Borrower on account thereof pursuant to ERISA.

(e) Accumulate any material funding deficiency within the meaning of ERISA, except to the extent permitted by Section 7-7(h).

(f) Terminate any Employee Benefit Plan such that a lien could be asserted against any material assets of any Borrower on account thereof pursuant to ERISA.

(g) Be a member of, contribute to, or have any material obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

7-16.      Hazardous Materials. (a) Except as set forth on EXHIBIT 7-16, no Borrower has: (i) been legally responsible for any release or threat of release of any Hazardous Material or (ii) received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by any Borrower and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

(b) Each Borrower shall: (i) dispose of any Hazardous Material only in compliance with all Environmental Laws and (ii) not store on any site or vessel occupied or operated by any Borrower and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of any Borrower's business and is in compliance with all Environmental Laws.

(c) Each Borrower shall provide the Administrative Agent with written notice upon such Borrower's obtaining knowledge of any incurrence of any expense or loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss any Borrower may be liable.

7-17.      Litigation. Except as set forth on EXHIBIT 7-17, there is not presently pending or threatened by or against any Borrower any suit, action, proceeding, or investigation which, if determined adversely to such Borrower, would result in a Material Adverse Change upon the Borrowers' financial condition, taken as a whole, or ability to conduct their business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

7-18.      Dividends, etc.. None of the Borrowers will pay any cash
dividend or make any other distribution in respect of any class of such Borrower's capital stock, except for distributions by any Borrower to the Lead Borrower.

7-19.      Guarantees and Investments. None of the Borrowers will, nor will any Borrower permit any Subsidiary to, make or permit to remain outstanding any loan or advance to, or guarantee or endorse (except as a result of endorsing negotiable instruments for deposit or collection in the ordinary course of business) or otherwise assume or remain liable with respect to any obligation of, or make or own any investment in, or acquire (except in the ordinary course of business) the properties or assets of, any Person, except:

(a) Extensions of credit by a Borrower or any Subsidiary in the ordinary course of business in accordance with customary trade practices (including the acceptance of promissory notes in respect of delinquent Accounts);

(b) The presently outstanding investments, loans and advances, if any, and the presently existing guarantees, if any, of any Borrower and its Subsidiaries all to the extent set forth on EXHIBIT 7-19 attached hereto and any renewal, extension or refunding thereof, provided that (i) the aggregate principal amount thereof is not at any time increased, (ii) no material terms applicable thereto shall be more favorable to the renewal or extension borrower or recipient, as the case may be, than the terms that are applicable to the borrower or recipient, as the case may be, on the date hereof and
(iii) the interest rate (if any) applicable thereto shall be a market interest rate as of the time of such renewal or extension;

(c) Direct obligations of the United States of America or any department or agency thereof maturing not more than one year from the date of acquisition thereof;

(d) Certificates of deposit, repurchase agreements, time deposits (including sweep accounts), demand deposits, bankers' acceptances, money market deposits or other similar types of investments maturing not more than one year from the date of acquisition thereof and evidencing direct obligations of any Lender or any lender within the United States of America having capital surplus and undivided profits in excess of $50,000,000;

(e) Investments in commercial paper maturing within ninety (90) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Moody's or S&P;

(f) Any mutual fund or other pooled investment vehicle which invests principally in obligations described in subparagraphs (c), (d) or (e) above and having, at the date of investment in such fund or vehicle, one of the two highest credit ratings from Moody's or S&P;

(g) Equity investments by any Borrower's wholly-owned Subsidiaries in any other wholly-owned Subsidiary and of a Borrower in any of its wholly-owned Subsidiaries;

(h)        Revolving Credit Loans and Term Loan;

(i) Guarantees by a Borrower of Indebtedness and other obligations incurred by Subsidiaries to the extent permitted by Section 7-7;

(j)        Capital Expenditures to the extent permitted by Section 7-31; and

(k)        Guarantees by any Borrower of the Liabilities.

7-20.      New Leases.  None of the Borrowers will, nor will any Borrower permit any Subsidiary to, enter into any Capital Lease, except as permitted below or as otherwise permitted under Sections 7-7 and 7-8. Each Borrower will not, and will not permit any Subsidiary to, enter into any new lease (including any new Capital Leases, but excluding renewals of any existing leases) as lessee if, immediately after giving effect thereto, the aggregate rental obligations (excluding payments required to be made by the lessee in respect of taxes and insurance whether or not denominated as rent, and excluding payments incurred in connection with a renewal of any existing lease) of all of the Borrowers and their respective Subsidiaries for the period from the Closing Date through the Maturity Date under all such leases then in effect shall exceed $2,000,000 in the aggregate in any fiscal year after the Closing Date; provided, however, that to the extent rental obligations under any lease are reimbursable by such Borrower's customer pursuant to a binding contract between such Borrower and such customer, such rental obligations shall be excluded from the foregoing provision of this sentence. Upon the reasonable request of the Agents, the Lead Borrower will obtain a landlord's waiver reasonably acceptable to the Agents on any existing or new leased location occupied by any Borrower.

7-21.      Mergers and Consolidations.  None of the Borrowers will, nor will any Borrower permit any Subsidiary to, enter into any merger or consolidation, except the following:

(a) Any wholly-owned Subsidiary of a Borrower may merge or be liquidated into a Borrower or any other wholly-owned Subsidiary of a Borrower so long as after giving effect to any such merger to which a Borrower is a party such Borrower shall be the surviving or resulting Person; and

(b) Mergers constituting investments permitted by Section 7-19(g) so long as after giving effect to any such merger to which a Borrower is a party such Borrower shall be the surviving or resulting Person.

7-22.      Sale of Assets.  None of the Borrowers will, nor will any
Borrower permit any Subsidiary to, sell, lease or otherwise dispose of all or any substantial part of its properties or assets, except the following, each of which may be effected with the prior written consent of the Agents, such consent not to be unreasonably withheld:

(a) Each Borrower and its Subsidiaries may, subject to Section 7-12(d)(iv), sell or otherwise dispose of (i) inventory in the ordinary course of business; (ii) assets that are no longer used or useful in the Business of the applicable Borrower or Subsidiary, (iii) capital stock of Software and Telecom; provided, however, that, in the case of the foregoing clause (iii), immediately before and after giving effect thereto no Event of Default exists and no event exists which, with the giving of notice or passage of time or both, would constitute an Event of Default;

(b) The Lead Borrower may sell, lease or otherwise transfer any of its properties or assets to any other Borrower, provided that (i) the Borrowers provide a notice thereof to the Administrative Agent prior to each such transfer (which notice shall include a description and a good faith estimate of the fair market value of the property or assets being so transferred and, to the extent applicable, the revenues that were generated by such property or assets in the immediately preceding fiscal year of the Lead Borrower), (ii) such transfers relate solely to a transfer by the Lead Borrower of its encoder line of business to Encoder, its metrigraphics line of business to Metrigraphics, and (iii) immediately before and after giving effect thereto no Event of Default exists; and

(c) Each Borrower and its Subsidiaries may license products and intangible assets for fair market value in the ordinary course of business.

7-23.      Protection of Assets.  Upon the occurrence and during the
continuance of any Event of Default, the Administrative Agent, at the Administrative Agent's discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action that the Administrative Agent may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Administrative Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Administrative Agent has had an opportunity to be heard), from which finding no further appeal is available, that Administrative Agent had acted in actual bad faith or in a grossly negligent manner. Each Borrower shall pay to the Administrative Agent, on demand, or the Administrative Agent, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Administrative Agent pursuant to this section. The obligation of the Borrowers to pay such amounts is a Liability.

7-24.      Line of Business.  The Borrowers shall not engage in any
business other than the business in which they are currently engaged or a business reasonably related thereto.

7-25.      Affiliate Transactions.  The Borrowers shall not make any
payment, nor give any value to any Related Entity except for goods and services actually purchased by a Borrower from, or sold by a Borrower to, such Related Entity for a price which shall

(a) be competitive and fully deductible as an "ordinary and necessary business expense" and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and

(b) not differ from that which would have been charged in an arms length transaction.

7-26.      Additional Assurances.  (a) No Borrower is the owner of, nor has it any interest in, any property or asset which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the loan arrangement contemplated hereby (Article 6), will be not be subject to a perfected security interest in favor of the Collateral Agent (subject only to Permitted Liens) to secure the Liabilities and will not hereafter acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to such a perfected security interest in favor of the Collateral Agent to secure the Liabilities (subject only to Permitted Liens).

(b) Each Borrower shall execute and deliver to the Agents such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Agents may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Collateral Agent's security interest in the Collateral; and to comply with all applicable statutes and laws; and to facilitate the collection of the Receivables Collateral. Each Borrower shall execute all such instruments as may be required by the Agents with respect to the recordation and/or perfection of the security interests created herein. A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section shall be sufficient for filing to perfect the security interests granted herein.


7-27.      Adequacy of Disclosure.  (a) All annual and quarterly financial statements of the Borrowers furnished to the Lenders by the Borrowers for any period ending on or after December 31, 1998 have been prepared in accordance with GAAP consistently applied and present fairly the condition of the Borrower at the date(s) thereof and the results of operations and cash flows for the period(s) covered, except that quarterly financial statements remain subject to year-end adjustments and the addition of notes. There has been no change in the financial condition, results of operations, or cash flows of the Borrowers since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

(b) The Borrowers do not have any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Borrowers' financial statements furnished to the Lenders or has been otherwise disclosed in writing to the Lenders prior to the execution of the within Agreement.

(c) To the best of the Borrower's knowledge, no document, instrument, agreement, or paper now or hereafter given the Lenders by or on behalf of the Borrowers or any guarantor of the Liabilities in connection with the Lenders' execution of the within Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.
Except as set forth on EXHIBIT 6-12, there is no fact known to any Borrower which has resulted in, or which, in the foreseeable future could result in, a Material Adverse Change on the financial condition of any Borrower or any such guarantor which has not been disclosed in writing to the Lenders.

7-28.      Government Contracts.  Each Government Contract is valid,
binding and in full force and effect, and, other than as set forth on EXHIBITS 6-12 or 7-28, there is no event which has occurred or exists, which constitutes or which with notice, the happening of any event and/or the passage of time, would constitute, a default or breach under any Government Contract or would cause the acceleration of any obligation of any party thereto or give rise to any right of termination or cancellation thereof. Except as set forth on EXHIBITS 6-12 or 7-28, the Borrowers have no reason to believe that the parties to the Government Contracts will not fulfill their obligations thereunder in all material respects.

7-29.      Year 2000 Compliance.  The Borrowers will not suffer or permit their operations thereafter to cease to be Year 2000 Compliant in any manner which might have more than a de minimus effect on their operations.


7-30.      Assignment of Claims Act.  The Borrowers jointly and severally agree to take any action and to execute and deliver all documentation reasonably requested by the Agents and the Lenders in order to allow the Collateral Agent to (i) provide notice of its security interest in and right to payment under all Government Contracts (other than Government Contracts which are classified or otherwise prohibit assignment), and (ii) otherwise comply in all respects with the requirements of the Assignment of Claims Act. In connection therewith, the Borrowers shall promptly notify the Agents of any new Government Contract entered into by the Borrower after the Closing Date and provide a detailed description of such contractual arrangement sufficient to allow the Agents and Lenders to comply in all respects with the requirements of the Assignment of Claims Act.

7-31.      Capital Expenditures.  None of the Borrowers will, nor will any
Borrower permit any Subsidiary to, make any Capital Expenditures during any fiscal year of the Lead Borrower unless the aggregate amount of all Capital Expenditures committed to be made by all Borrowers and their respective Subsidiaries in such fiscal year does not exceed $5,000,000.00.

7-32.      Other Covenants. No Borrower shall indirectly do or cause to be done any act which, if done directly by such Borrower, would breach any covenant contained in this Agreement.

ARTICLE 8 - USE AND COLLECTION OF COLLATERAL.

8-1.       Adjustments and Allowances. The Borrowers may grant such
allowances or other adjustments to the Borrowers' Account Debtors as the Borrowers may reasonably deem to accord with sound business practice, provided, however (a) the Borrowers shall furnish the Administrative Agent with those reports described in Section 11-4 below, with respect to any such adjustments or allowances and (b) the authority granted the Borrowers pursuant to this Section may be limited or terminated by the Administrative Agent at any time in the Administrative Agent's discretion.

8-2.       Validity of Accounts. (a) The amount of each Acceptable Account shown on the books, records, and invoices of each Borrower represented as owing by each Account Debtor is and will be, to the best of Borrower's knowledge, the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by such Borrower.

(b) The Collateral Agent, from time to time in its reasonable discretion (at the expense of the Borrowers in each instance), in accordance with the Collateral Agent's usual procedures and customary commercial practices, may verify the validity, amount, and all other matters with respect to the Receivables Collateral directly with Account Debtors (including without limitation, by forwarding balance verification requests to the Borrowers' Account Debtors), and with the Borrowers' accountants, collection agents, and computer service bureaus (each of which is hereby authorized and directed to cooperate in full with the Collateral Agent and to provide the Collateral Agent with such information and materials as the Collateral Agent may request).

(c) The Borrowers have no knowledge of any material impairment of the validity or collectibility of any of the Acceptable Accounts and shall notify the Collateral Agent of any such fact immediately after any Borrower becomes aware of any such impairment.

(d) Except in the ordinary course of business, no Borrower shall post any bond to secure such Borrower's performance under any agreement to which such Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of any Borrower (other than to the Collateral Agent) in the event of any Borrower's failure so to perform.

8-3.       Notification to Account Debtors. The Administrative Agent shall have the right at any time in its reasonable discretion to notify any of any Borrower's Account Debtors to make payment directly to the Collateral Agent and to collect all amounts due on account of the Collateral.

ARTICLE 9 - RECEIVABLES.

9-1.       Proceeds and Collection of Accounts. (a)  It is recognized and intended that all Receipts constitute Collateral and proceeds of Collateral. A portion of the Receivables Collateral consists of Receipts.

(b) Whether or not any Liabilities are then outstanding, each Borrower shall cause each of the Borrower's Account Debtors to forward all Receipts proceeds of the Receivables Collateral directly to a lock box, blocked account, or similar recipient designated by the Administrative Agent and over which the Administrative Agent has sole access and control.

(c) All Receipts and collections of the Receivables Collateral which, notwithstanding the provisions of Subsection 9-1(b) are received by any Borrower or come under the control of any Borrower shall be held in trust by such Borrower for the Lenders; shall not be commingled with any of such Borrower's other funds; and shall be deposited and/or transferred only to such lock box, blocked account, or similar recipient designated by the Administrative Agent pursuant to Subsection 9-1(b), above, or as otherwise instructed by the Administrative Agent.

9-2.       Proceeds and Collection of Accounts Held in Trust. In the event that, notwithstanding the provisions of this Article, any Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by such Borrower for the Lenders and shall not be commingled with any of such Borrower's other funds or deposited in any account of the Borrower other than as instructed by the Administrative Agent.

9-3.       Payment of Liabilities.  On each Business Day, the Administrative
Agent shall apply, towards the unpaid principal balance of the Loan Account, the aggregate of cash Receipts and Receivables Collateral received by the Administrative Agent as provided in Section 9-1 above, and shall apply non-cash amounts after allowing for collection for such items in the ordinary course.


ARTICLE 10 - LENDER AS BORROWER'S ATTORNEY-IN-FACT.

10-1.      Appointment as Attorney-In-Fact. Upon the occurrence and during the continuance of any Event of Default, each Borrower hereby irrevocably constitutes and appoints each Agent as each Borrower's true and lawful attorney, with full power of substitution, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrowers, but for the sole benefit of the Agents and the Lender. The rights and powers granted the Agents by the within appointment include but are not limited to the right and power to:

(a) Prosecute, defend, compromise, or release any action relating to the Collateral.

(b) Sign change of address forms to change the address to which each Borrower's mail is to be sent to such address as either Agent shall designate; receive and open each Borrower's mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of each Borrower, or other legal representative of each Borrower whom the subject Agent determines to be the appropriate person to whom to so turn over such mail.

(c) Endorse the name of any Borrower in favor of the Agents upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of any Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

(d) Sign the name of any Borrower on any notice to the Borrower's Account Debtors or verification of the Receivables Collateral; sign the Borrower's name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts.

(e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which any Borrower is a beneficiary.

(f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of any Borrower.

(g) Use, license or transfer any or all General Intangibles of any Borrower.

(h) Whether or not an Event of Default shall have occurred, sign and file or record any financing or other statements in order to perfect or protect the Collateral Agent's security interest in the Collateral.


10-2.      No Obligation to Act. The Agents shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 10-1 herein, but if either Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to any Borrower for any act or omission consistent with its rights and powers under the Loan Documents, to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Agents have had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE 11 - FINANCIAL AND OTHER REPORTING REQUIREMENTS/ FINANCIAL COVENANTS.

11-1.      Maintain Records. Each Borrower shall:

(a) Keep proper books of account, in which full, true, and accurate entries shall be made of all of each Borrower's transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of each Borrower at the close of, and its results of operations for, the quarterly and annual periods or reporting.

(b) Keep accurate current records of the Collateral in accordance with such Borrower's normal business practices.

(c) Retain independent certified public accountants who are reasonably satisfactory to the Agents and instruct such accountants to fully cooperate with, and be available to, the Agents to discuss such Borrower's financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agents.

(d)        Not change such Borrower's fiscal year.

(e)        Not change such Borrower's taxpayer identification number.

11-2.      Access to Records.  (a)   Each Borrower shall, upon reasonable
advance notice, accord the Agents and the Agents' representatives with access from time to time as the Lender and such representatives may require to all properties owned by or over which any Borrower has control, except to the extent such information is classified. The Agents, and the Agents' representatives, shall have the right, and each Borrower will permit the Agents and such representatives from time to time as the Agents and such representatives may request, to examine, inspect, copy, and make extracts from any and all of any Borrower's books, records, electronically stored data, papers, and files, except to the extent such information is classified. Each Borrower shall make the Borrowers' copying facilities available to the Agents for reasonable copying of documents.

(b) Each Borrower hereby authorizes the Agents and the Agents' representatives to:

(i) Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to any Borrower (except to the extent such information is classified), which information or data is in the possession of any Borrower or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Agents and the Agents' representatives with respect thereto.

(ii) Consistent with the customary practices of the Collateral Agent and usual commercial finance practices, verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with each Borrower's computer billing companies, collection agencies, and accountants and to sign the name of any Borrower on any notice to any Borrower's Account Debtors or verification of the Collateral.

11-3.      Immediate Notice to Lender. The Lead Borrower shall provide the
Administrative Agent with written notice immediately upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(a) Any change in any Borrower's executive officers, officers, directors, or key employees.

(b) Any material change to the terms of any material contract to which any Borrower is a party.

(c) Any Material Adverse Change in the business, operations, or financial affairs of any Borrower.

(d)        The occurrence of any Event of Default.

(e) Any litigation which, if determined adversely to any Borrower, might result in a Material Adverse Change on the financial condition of any Borrower.

(f) The distribution of any materials to the shareholders of any Borrower (qua such shareholders), which notice shall be accompanied by a copy of such filings.

(g) The filing of any materials by any Borrower with the Securities and Exchange Commission (including all Form 10Q's and 10K's), which notice shall be accompanied by a copy of such materials.

11-4.      Financial Statements, Certificates and Information. Each
Borrower will furnish or cause to be furnished to each Lender:

(a) Within ninety (90) days after the end of each fiscal year of the Lead Borrower, (i) the consolidated and consolidating balance sheets of the Lead Borrower and its Subsidiaries as at the end of such year and (ii) the related consolidated and consolidating statements of income and surplus and cash flow for such year, setting forth in comparative form with respect to such consolidated financial statements figures for the previous fiscal year, all in reasonable detail, together with the opinion thereon of independent public accountants selected by the Lead Borrower and reasonably satisfactory to the Lenders, which opinion shall be in form generally recognized as unqualified and shall state that the financial statements have been prepared in accordance with generally accepted accounting principals applied on a basis consistent with that of the preceding fiscal year (except for changes, if any, which shall be specified and approved in such opinion) and that the audit by such accountants in connection with such financial statements referred to above only to the extent that the same are required to be prepared by GAAP or by the Securities and Exchange Commission or by any other applicable regulatory authority;

(b)        Within twenty (20) days after the end of each calendar month,

(i) the unaudited consolidated and consolidating balance sheets of the Lead Borrower and its Subsidiaries as at the end of such period, (ii) the related unaudited consolidated and consolidating statements of income and surplus and cash flows for such period and for the period from the beginning of the current fiscal year to the end of such period, all in reasonable detail and signed by the chief financial officer or treasurer of the Lead Borrower, together with an accounts payable aging;

(c) Within forty-five (45) days after the end of each of the first three quarterly accounting periods in each fiscal year of the Lead Borrower,

(i) the unaudited consolidated and consolidating balance sheets of the Lead Borrower and its Subsidiaries as at the end of such period, (ii) the related unaudited consolidated and consolidating statements of income and surplus and cash flows for such period and for the period from the beginning of the current fiscal year to the end of such period, all in reasonable detail and signed by the chief financial officer or treasurer of the Lead Borrower; provided, however, that the Borrowers shall be required to furnish the consolidating financial statements only to the extent that the same are required to be prepared by GAAP or by the Securities and Exchange Commission or by any other applicable regulatory authority, (iii) a compliance certificate substantially in the form of EXHIBIT 11-4CC attached hereto, in each case (A) as of the last Business Day of the immediately preceding quarter, and (B) signed by the chief financial officer or treasurer of the Lead Borrower;

(d) Together with the financial statements delivered pursuant to subparagraph (c) above, a detailed list of each Borrower's backlog of revenue-generating government contracts showing services to be provided by each Borrower in connection therewith as of the date of such financial statements;

(e) On or before the Closing Date and the 15th day of each month thereafter, or such other time intervals as the Agents may in their discretion reasonably require, a Borrowing Base Certificate in the form of
EXHIBIT 11-4, (i) as of the last Business Day of the immediately preceding month, and (ii) signed by the chief financial officer or treasurer of the Lead Borrower;

(f) Together with the Monthly Reports delivered pursuant to paragraph (e) above, a report in the form reasonably satisfactory to the Agent, detailing all of the Borrowers' billed and unbilled accounts receivable;

(g) Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Lead Borrower with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all of the functions of said Commission, or with any national securities exchange, or distributed to is shareholders generally, as the case may be (with the exhibits relating thereto to be provided, at the Lead Borrower's expense, upon the request of the Agents);

(h) Promptly upon their becoming available, copies of any periodic or special reports filed by any Borrower or any Subsidiary with any federal, state or local governmental agency or authority, if such reports indicate any material change in the business, operations, affairs, or condition (financial or otherwise) of the Borrowers and the Subsidiaries, taken as whole, or if copies thereof are requested by Lenders, and copies of any materially adverse notices and communications from any federal, state or local governmental agency or authority which specifically relate to a Borrower or any Subsidiary;

(i) Forthwith upon any officer of any Borrower obtaining knowledge of any condition or event which constitutes an Event of Default or which, after notice or lapse of time or both, would constitute an Event of Default, a certificates given by such officer specifying in reasonable detail the nature and period of existence thereof and what action any Borrower has taken or proposes to take with respect thereto;

(j) Prior to the end of each fiscal year, an annual budget for the next proceeding fiscal year; and

(k) To the extent not prohibited by applicable law, such other information regarding the business, affairs and condition of the borrowers and their respective Subsidiaries as such Lender may from time to time reasonably request. To the extent not prohibited by applicable law, each Borrower will permit each Lender to inspect the books and any of the properties or assets of such Borrower and its Subsidiaries at such reasonable times as such Lender may from time to time request. All costs and expenses of any Lender in connection with or relating to any request made under this
Section 11-4 shall, if no Event of Default has occurred and is continuing, be paid by the Lender making such request and, upon the occurrence and during the continuance of an Event of Default, be paid by the Borrowers.


11-5.      Additional Financial Information. In addition to the foregoing, the Borrowers promptly shall provide the Agents with such other and additional information (except to the extent such information is classified) concerning the Borrowers, the Collateral, the operation of the Borrowers' business, and the Borrowers' financial condition, including original counterparts of financial reports and statements, as either Agent may from time to time reasonably request from any Borrower, including, without limitation, such information with respect to the status of the pending United States government audit of the Borrowers' Government Contracts.

11-6.      Audits and Appraisals. (a)  The Agents may from time to time conduct commercial finance audits of the Borrower's books and records (in each event, at the Borrowers' expense, but not to exceed $3,000.00 per exam), such exams to be conducted (a) quarterly during the first year of this Agreement, (b) annually after the first year of the term of this Agreement, and (c) at the discretion of the Agents at any time while an Event of Default is existing.

(b)        (i)   The Agents, at the expense of the Borrowers, may
participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrowers.

(ii) Upon the Agent's reasonable request from time to time, but no more frequently than annually unless an Event of Default is existing, the Borrower's shall permit the Agents to obtain appraisals of the Borrowers' assets (in all events, at the Borrowers' expense) conducted by such appraisers as are satisfactory to the Agents.

(c) The Agents, at the expense of the Borrowers, may order environmental assessments of the Real Estate at such times as the Agents may reasonably determine.

11-7.      Consolidated Operating Cash Flow to Total Debt Service.  The
Borrowers shall at all times maintain a ratio of Consolidated Operating Cash Flow to Total Debt Service, of greater than (a) 1.2 to 1.0 for any quarter (calculated on a cumulative basis for fiscal year 2000) ending on or prior to December 31, 2000, and (b) 1.35 to 1.0 for each quarter end thereafter, calculated on a rolling four (4) quarter basis.

11-8.      Consolidated Tangible Net Worth.  The Borrowers shall not at any time permit their Consolidated Tangible Net Worth to be less than the sum of
(a) $23,700, 000.00 (which amount shall be adjusted upon completion of the December 31, 1999 fiscal year end financial statements, provided it shall be an Event of Default if such adjustment results in a reduction in excess of $500,000.00) plus (b) an aggregate of fifty percent (50%) of the Borrowers' Net Income during each fiscal quarter after the Closing Date, which ratio shall be tested as of the end of each fiscal quarter.


11-9.      Leverage Ratio. The Borrowers will not at any time permit their ratio of Indebtedness to Consolidated Tangible Net Worth to be less than 2.50 to 1.0, which ratio shall be tested as of the end of each quarter.

ARTICLE 12 - EVENTS OF DEFAULT.

Upon the occurrence and during the continuance of any one or more of the following events (herein, "Events of Default"), any and all Liabilities of the Borrowers to the Agent and the Lenders shall become immediately due and payable, at the option of the Agents, and without demand or notice expect as expressly set forth in this Agreement or required by applicable law.
Upon the occurrence of any Event of Default described in Section 12-8 any and all Liabilities shall become due and payable without any further act on the part of the Agents. The occurrence and continuance of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between any Agent, any Lender and any Borrower related to or in connection with the Liabilities.

12-1.      Failure to Pay. The failure by the Borrowers to pay any
principal and/or interest amount under the Revolving Credit or the Term Loan as and when due.

12-2.      Failure to Make Other Payments. The failure by the Borrowers to pay when due any other Liabilities within three (3) Business Days of when due.

12-3.      Failure to Perform Certain Liabilities. The failure by the
Borrowers to promptly, punctually and faithfully perform, discharge, or comply with any Liability set forth under Sections 7-2, 7-6, 7-7, 7-8, 7-12(b), 7-12(d), 7-18, 7-19, 7-20, 7-21, 7-22, 11-7, 11-8 and 11-9.

12-4.      Failure to Perform Other Liabilities.  Any Borrower shall
default in the performance of or compliance with any term, condition, covenant or agreement (other than those listed in Section 12-3) to be performed or observed by it under this Agreement or under any other Loan Document and such default shall continue for a period of ten (10) days or more.

12-5.      Misrepresentation. The determination by the Agents that any representation or warranty now, or hereafter made by any Borrower to the Agents, in any document, instrument, agreement, or paper was not true or accurate in all material respects when given or when deemed to have been given.


12-6.      Acceleration of Other Debt.  Any Borrower or any Subsidiary
shall default in (i) the payment of any Indebtedness in respect of borrowed money (other than the Liabilities), any Capital Lease or the deferred purchase price of any property (which in each case shall not include the Borrowers' accounts payable incurred in the ordinary course of the Borrowers' business) and such default (A) shall continue after giving effect to any applicable grace periods and (B) shall be in respect of an aggregate amount of principal (whether or not due) and accrued interest exceeding $250,000; or (ii) the performance or compliance with any term of any agreement or instrument relating to such Indebtedness and such default (A) shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, specified in such agreement or instrument, and (B) shall permit the acceleration of such Indebtedness prior to its stated maturity.

12-7.      Default Under Other Agreements. The occurrence of any event of default under any Loan Document, whether such Loan Document now exists or hereafter arises (notwithstanding that the Lender may not have exercised its rights upon default under any such Loan Document).

12-8.      Business Failure. Any act by, against, or relating to any
Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of any Borrower's property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of any Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for any Borrower; the failure by any Borrower to generally pay the debts of such Borrower as they mature; adjudication of bankruptcy or insolvency relative to any Borrower; the entry of an order for relief or similar order with respect to any Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against any Borrower initiating any matter in which such Borrower is or may be granted any relief from the debts of such Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, provided the Borrowers shall have thirty (30) days in which to dismiss any such involuntary proceeding; the calling or sufferance of a meeting of creditors of any Borrower; the meeting by any Borrower with a formal or informal creditors' committee; the offering by or entering into by any Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of such Borrower, or the initiation of any other judicial or non- judicial proceeding or agreement by, against, or including any Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

12-9.      Judgment.  A final judgment which, with other outstanding final judgments against any or all of the Borrowers and its Subsidiaries, exceeds an aggregate of $250,000 shall be rendered against any Borrower or any Subsidiary and if, within sixty (60) days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, such judgment shall not have been discharged, or if any such judgment shall not be discharged forthwith upon the commencement of proceedings to foreclose any lien, attachment or charge which may attach as security therefor and before any of the property or assets of any Borrower or any Subsidiary shall have been seized in satisfaction thereof.

12-10.     Restraint of Business. The entry of any court order which
enjoins, restrains or in any way prevents any Borrower from conducting all or any material part of its business affairs in the ordinary course.

12-11.     Material Adverse Change.  There shall have occurred a Material
Adverse Change (other than an event or condition to the extent disclosed on Exhibit 6-12 or 7-28) that, to the extent curable, is not cured within ten (10) days following the date on which any Borrower has notice (actual or constructive) thereof.

12-12.     Trustee Process. The service of any process upon any Lender seeking to attach by trustee process any funds of any Borrower on deposit with any Lender.

12-13.     Change in Ownership. (a) Any change in the identity of any person currently acting as chief financial officer, chief executive officer, or general counsel of any Borrower, unless the subject Borrower shall engage a replacement officer reasonably acceptable to the Agents within sixty (60) days of such officer's departure and/or (b) any Person shall acquire 35 % or more of the capital stock of the Lead Borrower and/or (c) the failure of the Lead Borrower to own 100% of the capital stock of each of the other Borrowers.

12-14.     Casualty Loss. The occurrence of any uninsured loss, theft, damage or destruction to or of any of the Collateral in excess of $100,000.00.


12-15.     Material Agreement. The default by any Borrower, or termination as a result of any such default, under any material license, distributor, franchise or similar agreement used or useful in the operation of the Borrowers' business, including, without limitation, any license issued by any applicable licensing authority.


12-16.     Termination of Existence. Except as expressly permitted
hereunder, the termination of existence, dissolution, winding up, or liquidation of any Borrower.

12-17.     Termination of Guaranty. The termination, or attempted
termination, of any guaranty by any guarantor of the Liabilities.

12-18.     Challenge to Loan Documents.

(a) Any challenge by or on behalf of any Borrower or any guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

12-19.     Indictment - Forfeiture.  Except as set forth on EXHIBITS 6-12 and 7-28, The indictment of, or institution of any legal process or proceeding against, any Borrower, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of such Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by such Borrower of its business in the ordinary course.


ARTICLE 13 - RIGHTS AND REMEDIES UPON DEFAULT

In addition to all of the rights, remedies, powers, privileges, and discretions which the Agent and/or the Lenders are provided prior to the occurrence of an Event of Default, the Agents shall have the following rights and remedies upon the occurrence and during the continuance of any Event of Default.

13-1.      Termination of Commitments.  The Agents may, and if directed by the Required Lenders, shall, by written notice to the Lead Borrower, (i) declare the principal of and accrued interest in respect of the Liabilities to be forthwith due and payable, whereupon the principal of and accrued interest in respect of the Liabilities, and all other amounts then due hereunder, shall become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower, and/or (ii) terminate the Commitment of the Lenders, whereupon the Total Commitment of the Lenders (and the Commitment of each individual Lender) to make Loans hereunder shall forthwith terminate without any other notice of any kind; and with respect to any event described in Section 12-8 above, the Commitments shall automatically terminate and the principal of the Liabilities then outstanding, together with accrued interest thereon and all other amounts then due hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding. Without limiting any provision of this Agreement or of any Loan Document, an Event of Default under this Agreement shall also constitute an event of default under each of the Loan Documents.

13-2.      Rights of Enforcement. The Agents shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Lender shall have all and each of the following rights and remedies:

(a) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

(b) To apply the Receivables Collateral or the proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

(c)        To take possession of all or any portion of the Collateral.

(d) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Agents deem advisable and with or without the taking of possession of any of the Collateral.

(e) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

13-3.      Sale of Collateral. (a) Any sale or other disposition of the
Collateral may be at public or private sale upon such terms and in such manner as the Agents deem advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Agents' disposition of the Collateral.

(b) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agents shall provide the Lead Borrower (on behalf of the Borrowers) with such notice as may be practicable under the circumstances), the Agents shall give the Lead Borrower at least ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Borrowers agree that such written notice shall satisfy all requirements for notice to each of the Borrowers which are imposed under the UCC or other applicable law with respect to the Lender's exercise of the Lender's rights and remedies upon default.

(c) The Agents may purchase the Collateral, or any portion of it at any sale held under this Article.

13-4.      Occupation of Business Location. In connection with the Agents'
exercise of their rights under this Article, the Agents may enter upon, occupy, and use any premises owned or occupied by any Borrower, and may exclude the Borrowers from such premises or portion thereof as may have been so entered upon, occupied, or used by the Agents. The Agents shall not be required to remove any of the Collateral from any such premises upon the Agents' taking possession thereof, and may render any Collateral unusable to the Borrowers. In no event shall the Agents be liable to the Borrowers for use or occupancy by the Agents of any premises pursuant to this Article, nor for any charge (such as wages for the Borrowers' employees and utilities) incurred in connection with the Agents' exercise of the Agents' Rights and Remedies.

13-5.      Grant of Nonexclusive License. The Borrowers hereby grant to the
Collateral Agent a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which the Borrowers now or hereafter have rights, such license being with respect to the Agents' exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

13-6.      Assembly of Collateral. The Agents may require the Borrowers to assemble the Collateral and make it available to the Agents at the Borrowers' sole risk and expense at a place or places which are reasonably convenient to the Agents.


13-7.      Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Agents hereunder (herein, the "Agents' Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Agents in exercising or enforcing any of the Agents' Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Agents of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement.
No single or partial exercise of any of the Agents' Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agents and any person, at any time, shall preclude the other or further exercise of the Agents' Rights and Remedies. No waiver by the Agents of any of the Agents' Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of the Agents' Rights and Remedies and all of the Agents' rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by the Agents at such time or times and in such order of preference as the Agents in their sole discretion may determine. The Agents' Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

13-8.      Distribution of Collateral Proceeds.  In the event that,
following the occurrence and during the continuance of any Event of Default, the Agents or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agents for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agents in connection with the collection of such monies by the Agents, for the exercise, protection or enforcement by the Agents of all or any of the rights, remedies, powers and privileges of the Agents under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agents against any taxes or liens which by law shall have, or may have, priority over the rights of the Agents to such monies;

(b)        Second, pro rata to each of the Lenders to all other Liabilities;

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Agents of all of the Liabilities, to the payment of any obligations required to be paid pursuant to 9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

(d) Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

ARTICLE 14 - NOTICES.


14-1.      Notice Addresses.  All notices, demands, and other
communications made in respect of this Agreement (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Administrative
Agent:                                Brown Brothers Harriman & Co.
                                      40 Water Street
                                      Boston, Massachusetts 02109
                                      Attention: Mr. Timothy T. Telman
                                      Fax; 617 772-1138

If to the Collateral Agent:           Family Bank FSB
                                      Seven New England Executive Park
                                      Burlington, Massachusetts 01803
                                      Attention: Mr. C. Lee Willingham
                                      Fax: 781 229-5663

With a copy to:                       Riemer & Braunstein LLP
                                      Three Center Plaza
                                      Boston, Massachusetts  02108
                                      Attention: Charles W. Stavros, Esquire
                                      Fax: 617 880-3456

If to any Borrower:                   Dynamics Research Corporation
                                      60 Frontage Road
                                      Andover, Massachusetts 01810
                                      Attention: Chief Financial Officer
                                      Fax: 978-474-9204

With a copy to:                       Ropes & Gray
                                      One International Place
                                      Boston, Massachusetts 02110
                                      Attention: Mary E. Weber, Esquire
                                      Fax: 617 951-7050

14-2.      Notice Given.  (a) Notices shall be deemed given at the sooner of when actually received or (i) if by mail: Three (3) days following deposit in the United States mail, postage prepaid; (ii) By overnight express delivery: the Business Day following the day when sent; (iii) By hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered (otherwise, at the opening of the then next Business Day); and (iv)
By Facsimile transmission: If sent on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent (otherwise, at the opening of the then next Business Day).

(b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.


ARTICLE 15 - TERM OF AGREEMENT.

15-1.      Termination of Revolving Credit. The Revolving Credit shall be terminated upon the Termination Date.

15-2.      Effect of Termination.  Upon the Termination Date, the Borrower
shall pay the Administrative Agent the then principal balance of the Loan Account and all accrued and unpaid interest thereon (whether or not then due). Following such payment, all provisions of this Agreement, other than those contained in Article 3 which place an obligation on the Lenders to make any loans or advances or to provide financial accommodations under the Revolving Credit or to issue L/Cs shall remain in full force and effect until all Liabilities (including the Revolving Credit and the Term Loan) shall have been paid in full. The release by the Agents of the security interests granted by the Borrowers hereunder shall be made upon the indefeasible payment in full of all Liabilities.

ARTICLE 16 - GENERAL.

16-1.      Protection of Collateral. The Agents shall have no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Agents and shall have no duty as to the preservation of rights against prior parties or any other rights pertaining thereto.

16-2.      Successors and Assigns. This Agreement shall be binding upon the
Borrowers and the Borrowers' representatives, successors, and assigns and shall enure to the benefit of the Agents, the Lenders and their respective successors and assigns provided, however, no trustee or other fiduciary appointed with respect to the Borrowers shall have any rights hereunder.
In the event that any Lender assigns or transfers its rights under this Agreement, subject to Article 17 below, the assignee shall thereupon succeed such Lender to and become vested with all rights, powers, privileges, and duties of such Lender hereunder and such Lender shall thereupon be discharged and relieved from its duties and obligations hereunder.

16-3.      Severability. Any determination that any provision of this
Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.


16-4.      Amendments.  Course of Dealing. (a) This Agreement and the other
Loan Documents incorporate all discussions and negotiations among the Borrowers, Agents and the Lenders, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Agents to give notice to any Borrower of the Borrowers' having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Agents in the manner by which Availability is determined (any of which changes may be made by the Agents in their discretion) shall obligate the Agents to continue to determine Availability in that manner.

(b) The Borrowers may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Required Lenders. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is a Lender, then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Required Lenders shall be in reliance upon all representations and warranties theretofore made to the Lenders by or on behalf of the Borrowers (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded by the Lenders in the event that any of such representations or warranties was not true and complete in all material respects when given.

16-5.      Power of Attorney. In connection with all powers of attorney included in this Agreement, the Borrowers hereby grant unto the Agents full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrowers might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrowers and each shall survive the same. All powers conferred upon the Agents by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agents.


16-6.      Costs and Expenses. The Borrowers shall pay on demand all Costs of Collection and all reasonable expenses of the Agents and Lenders in connection with the preparation, execution, and delivery of this Agreement and of any other Loan Documents, whether now existing or hereafter arising, including, without limitation, all appraisal, inspection and other reports conducted in connection with the underwriting of this Agreement and the loans contemplated hereby, and all other reasonable expenses which may be incurred by the Lenders in preparing or amending this Agreement and all other agreements, instruments, and documents related thereto, or otherwise incurred with respect to the Liabilities. The Borrowers specifically authorize the Administrative Agent to pay all such fees and expenses and in the Lenders' discretion, to add such fees and expenses to the Loan Account.

16-7.      Copies and Facsimiles. This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished to the Lenders may be reproduced by the Lenders by any photographic, microfilm, xerographic, digital imaging, or other process, and the Lenders may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

16-8.      Massachusetts Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of The Commonwealth of Massachusetts.

16-9.      Consent to Jurisdiction.  (a) The Borrowers agree that any legal action, proceeding, case, or controversy against the Borrowers with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Agents may elect in the Agents' sole discretion. By execution and delivery of this Agreement, each Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

(b) Each Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Lead Borrower at the Lead Borrower's address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.

(c) Each Borrower WAIVES, at the option of the Agents, any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

(d) Nothing herein shall affect the right of the Agents to bring legal actions or proceedings in any other competent jurisdiction.

(e) Each Borrower agrees that any action commenced by any Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that s uch Courts shall have exclusive jurisdiction with respect to any such action, with the exception of any counterclaim brought in action commenced by the Agents or any Lender in a different forum, which counterclaim may be brought in such alternate forum.

16-10.     Indemnification. Each Borrower shall jointly and severally indemnify, defend, and hold the Lender and any employee, officer, or agent of the Agents and the Lenders (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by any Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of the Lender's relationship with the Borrowers or any other guarantor or endorser of the Liabilities (each of which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Agents' selection, but at the expense of the Borrowers) other than any claim as to which a final determination is made in a judicial proceeding (in which the Lender and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agents in favor of the Borrowers.

16-11.     Rules of Construction.  (a)  The following rules of
construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

(i) Words in the singular include the plural and words in the plural include the singular.

(ii) Headings (indicated by being underlined) and the Table of Contents are solely for convenience of reference and do not constitute a part of the instrument in which included and do not affect such instrument's meaning, construction, or effect.

(iii)      The words "includes" and "including" are not limiting.

(iv)       The words "may not" are prohibitive and not permissive.

(v)        The word "or" is not exclusive.

(vi) Terms which are defined in one section of an instrument are used with such definition throughout the instrument in which so defined.

(vii)      The symbol "$" refers to United States Dollars.

(viii) References to "herein", "hereof", and "within" are to this entire Loan Agreement and not merely the provision in which such reference is included.

(ix) Except as otherwise specifically provided, all references to time are to Boston time.

(x) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder, unless otherwise provided (A) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (B) the period so computed shall end at 5:00 PM on the relevant Business Day.

(b) The Loan Documents shall be construed and interpreted in a harmonious manner, provided, however, in the event of any inconsistency between the provisions of the within Agreement and any other Loan Document, the provisions of the within Agreement shall govern and control.

16-12.     Intent. It is intended that

(a)        This Agreement take effect as a sealed instrument.

(b) The Agents' or the Required Lenders' consent or the Lenders' consent to any action of the Borrowers which is prohibited unless such consent is given may be given or refused by the applicable parties in its sole discretion.


16-13.     Setoff. Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of where such deposits are held) or other sums credited by or due from any of the Lenders to the Borrowers and any securities or other property of the Borrowers in the possession of such Lender may be applied to or set off against the payment of Liabilities and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to such Lender. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrowers to such Lender, other than Liabilities evidenced by the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Liabilities evidenced by all such Notes held by such Lender, and (b) if such Lender shall receive from the Borrowers, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Lender by proceedings against the Borrowers at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16-14.     Maximum Interest Rate.  Regardless of any provision of any Loan
Document, the Lenders shall never be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law. Any payment which is made which, if treated as interest on a Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were "Collateral."

16-15.     Waivers. (a) Each Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in subsection
(b), below, knowingly, voluntarily, and intentionally, and understands that the Agents and each Lender, in entering into the financial arrangements contemplated hereby and in providing loans and other financial accommodations to or for the account of each Borrower as provided herein, whether not or in the future, is relying on such waivers.

(b) EACH BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

(i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

(ii) Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Agents' exercising of the Agents' rights upon default.

(iii)      THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR
CONTROVERSY IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST, THE AGENTS, THE LENDERS OR IN WHICH ANY AGENT OR LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY BORROWER OR ANY OTHER PERSON, THE AGENTS AND THE LENDER (AND THE AGENTS AND EACH LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

(iv) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Administrative Agent, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(v)        Any claim to consequential, special, or punitive damages.

16-16.     Receipt of Agreement. Each Borrower acknowledges receipt of a completed copy of this Agreement.

ARTICLE 17 - THE AGENT.

17-1.      Authorization.  The Agents are authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agents, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agents. The relationship between the Agents and the Lenders is and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute either Agent as a trustee or fiduciary for any Lender. The Borrowers acknowledge that in certain instances any action to be taken by the Agents may only be taken upon approval of the Required Lenders or all the Lenders. Any rights and powers granted to both Agents may be exercised by either Agent, acting singly, with the consent of the other Agent. Further, any rights and powers granted to either Agent may be exercised by the other
Agent, with the consent of the Agent to whom such rights and/or powers were initially granted. Without limiting the foregoing, the Administrative Agent acknowledges and agrees that if (a) the Agents determine to require more frequent Borrowing Base Certificates than the monthly certificates initially required hereunder, or (b) Availability shall be less than $2,000,000.00 for thirty (30) consecutive days , or (c) the Agents so agree, the Collateral Agent shall assume the obligations of the Administrative Agent hereunder with respect to the collection of the Receivables Collateral, the application of same to the Liabilities, the monitoring of Availability hereunder, and all other powers and rights incidental thereto.


17-2.      Employees and Agents.  Each Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. Each Agent may utilize the services of such Persons as said Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

17-3.      No Liability.  Neither the Agents nor any of their shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agents or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

17-4.      No Representations.  The Agents shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrowers or any of their Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes. The
Agents shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agents have not made nor do they now make any representations or warranties, express or implied, nor do they assume any liability to the Lenders, with respect to the credit worthiness or financial condition of the Borrowers or any Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

17-5.      Payments.


(a) A payment by the Borrowers to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender's Commitment Percentage of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding the foregoing, the Administrative Agent and the Lenders will settle on a daily basis the loans to be made and payments received hereunder, such that amounts to be transferred between each Lender and the Administrative Agent shall be on a "net basis".

(b) The Borrowers acknowledge that each Lender's responsibilities hereunder are several and that each Lender shall only be responsible to fund up to each Lender's Commitment Percentage. The Borrowers agree to release and hold harmless any nondelinquent Lenders from any claims, damages or costs arising on account of any failure of a Delinquent Lender to comply with the requirements of this Agreement.

(c) If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction (provided that such action by the Administrative Agent shall not create an independent default by the Borrowers). If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

17-6.      Holders of Notes.  Each Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

17-7.      Indemnity.  The Lenders ratably agree hereby to indemnify and hold harmless the Agents from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, out of pocket expenses (including any expenses for which the Agent has not been reimbursed by the Borrowers as required by Section 16-6), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agents' willful misconduct or gross negligence.


17-8.      Agents as Lenders.  In their individual capacity, Family Bank,
FSB and Brown Brothers Harriman & Co. shall have the same obligations and the same rights, powers and privileges in respect to their respective Commitments and the Loans made by them, and as the holder of any of the Notes as they would have were they not also an Agent.

17-9.      Resignation.  Either Agent may resign at any time by giving sixty (60) days' prior written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. Unless an Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrowers in their reasonable discretion (with the remaining Agent being hereby approved by the Borrowers as a successor Agent). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, after consultation with the Lenders, appoint a successor Agent, which shall be a Lender or which meets the requirements of subjection (a) of the definition of an Eligible Assignee, and unless an Event of Default shall have occurred and be continuing, such successor Agent being reasonably acceptable to the Borrowers in its reasonable discretion. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. In addition, if at any time either Agent shall no longer act as a Lender hereunder (subject to the provisions of Section
17-13 below), unless same results from a merger or other consolidation of the two Agents, the Required Lenders shall have the right to appoint a successor Agent subject to the provisions of this Section 17-9.

17-10.     Notification of Suspension Events and Events of Default.  Each
Lender hereby agrees that, upon learning of the existence of a Suspension Event or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this Section17-10 it shall promptly notify in writing the other Lenders of the existence of such Suspension Event or Event of Default.


17-11.     Duties in the Case of Enforcement.  In case that one or more
Events of Default have occurred and shall be continuing, and whether or not acceleration of the Liabilities shall have occurred, the Agents shall, if (a) so requested by the Required Lenders and (b) the Required Lenders have provided to the Agents such additional indemnities and assurances against expenses and liabilities as the Agents may reasonably request, proceed to enforce the provisions of the Loan Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct the Agents in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Agents harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agents need not comply with any such direction to the extent that the Agents reasonably believe their compliance with such direction to be unlawful or, upon the advice of counsel, would be found to be commercially unreasonable in any applicable jurisdiction.
The Agents may, in their discretion but without obligation, in the absence of direction from the Required Lenders, take such interim actions as they believe necessary to preserve the rights of the Lenders hereunder and in and to any Collateral securing the Liabilities, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Collateral. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents, including without limitation the Notes, other than through the Agents.


17-12.     Delinquent Lender.  If for any reason any Lender shall fail or refuse to abide by its obligations under the Agreement, including without limitation its obligation to make available to the Administrative Agent its pro rata share of the Loan, expenses or setoff (a "Delinquent Lender") and such failure is not cured within ten (10) days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Administrative
Agent, other Lenders, the Borrowers or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent
Lender's right to participate in the administration of, or decision-making rights related to, the Loan, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of the outstanding Loan, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of the outstanding Loan until, as a result of application of such assigned payments the Lenders' respective pro rata shares of the outstanding Loan shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The
Delinquent Lender's decision-making and participation rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its pro rata share of the Loan or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.

The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender's Commitment to fund any future Loan (the "Future Commitment"). Upon any such purchase of the pro rata share of any Delinquent Lender's Future Commitment, the Delinquent Lender's share in any future Loan and its rights under the Loan
Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each
Delinquent Lender shall indemnify Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys' fees and funds advanced by Administrative Agent or by any non-delinquent Lender, on account of an Delinquent Lender's failure to timely fund its pro rata share of a Loan Advance or to otherwise perform its obligations under the Loan Documents.

17-13.        Assignment and Participation.


(a) Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees (or to any third party after the occurrence of an Event of Default and while same is continuing) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it), upon satisfaction of the following conditions:
(a) each of the Agents and the Borrowers shall have given its prior written consent to such assignment (provided that, in the case of the Borrowers, such consent will not be unreasonably withheld and shall not be required if an Event of Default shall have occurred and be continuing), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement, (c) prior to the occurrence of an Event of Default, each assignment shall be in an amount that is at least Five Million Dollars ($5,000,000.00) and is a whole multiple of One Million Dollars ($1,000,000.00), and (d) the parties of such assignment shall execute and deliver to the Administrative Agent, for recording in the Register, an Assignment and Acceptance, substantially in the form of Exhibit AA hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof,
(x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (y) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Administrative Agent of the registration fee referred to in
Section 17-13(c), be released from its obligations under this Agreement.

(b)        Certain Representations and Warranties: Limitations, Covenants.
 By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

(ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers and its affiliates, related entities or subsidiaries or any other person primarily or secondarily liable in respect of any of the Liabilities, or the performance or observance by the Borrowers or any other person primarily secondarily liable in respect of any of the Liabilities or any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statement provided by the Borrowers as required by the terms of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv) such assignee will, independently and without reliance upon the assigning Lender, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v) such assignee represents and warrants that (to the extent required herein) it is an Eligible Assignee;

(vi) such assignee appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and

(viii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

(c) Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agents and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.
The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning
Lender agrees to pay to the Administrative Agent a registration fee in the sum of Three Thousand Five Hundred Dollars ($3,500.00).


(d) New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially in the form of the assigned Notes.

(e) Participations. Each Lender may sell participations to one or more banks or other financial institutions in all or a portion of such Lender's rights and obligations under this Agreement and the other Loan Documents; provided that (a) each such participation shall be in a minimum amount of Five Million Dollars ($5,000,000.00), (b) prior to the occurrence of an Event of Default each participant shall meet the requirements of an Eligible Assignee, (c) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrowers, and (d) the only rights granted to the participant pursuant to such participation shall be rights against the assigning
Lender, and neither the Agents nor any other Lender shall have any obligation, duty or liability to any such participant of any other Lender.

(f) Foreign Lender. If any Lender is not incorporated or organized under the law of the United States of America or a state thereof, such Lender shall deliver to the Lead Borrower and the Administrative Agent the following:

(i)        Two duly completed copies of United States Internal
Revenue Service Form 1001 or 4224 or successor form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Credit Agreement and the Revolving Credit Note without deduction or withholding of any United States federal income taxes; provided, however, that if such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver Form 1001 or 4224, such Lender shall deliver to the Lead Borrower and the Administrative Agent a certificate to such effect; and

(ii)       A duly completed Internal Revenue Service Form W-8 or W-
9 or successor form, as the case may be, to establish an exemption from United States backup withholding tax.


Each such Lender that delivers to the Lead Borrower and the Administrative Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to this Section 17-12 further undertakes to deliver to the Lead Borrower and the Administrative Agent two further copies of Form 1001 or 4224 and Form W-8 or W-9, or successor applicable form, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Lead Borrower and the Administrative Agent. Such Forms 1001 or 4224 shall certify that such Lender is entitled to receive payments under this Credit Agreement without deduction or withholding of any United States federal income taxes. The foregoing documents need not be delivered in the event any change in treaty, law or regulation or official interpretation thereof has occurred which renders all such forms inapplicable or which would prevent such Lender from delivering any such form with respect to it, or such Lender advises the Lead Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax. Until such time as the Lead Borrower and the Administrative Agent have received such forms indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers shall withhold taxes from such payments at the applicable statutory rate without regard to the provisions of Article 3 above.

17-14.     Pledge to Federal Reserve.  Any Lender may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the Notes to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release such Lender from its obligations under any of the Loan Documents.

17-15.     Deemed Consent or Approval. With respect to any requested
amendment, waiver, consent or other action which requires the approval of the Required Lenders or all of the Lenders, as the case may be, in accordance with the terms of this Agreement, or if either Agent is required hereunder to seek, or desires to seek, the approval of the Required Lenders or all of the Lenders, as the case may be, prior to undertaking a particular action or course of conduct, the Agent in each such case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct. The subject Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect;

"THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY THE BORROWERS OR THE COURSE OF CONDUCT PROPOSED BY THE AGENT AND RECITED ABOVE."


and regardless of whether or not the foregoing legend is included by the Agent in its communication, a Lender shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by written notice to the applicable Agent within ten (10)
Business Days  of such Lender's receipt of such notice.

17-16.     Disclosure.  The Borrowers agree that in addition to
disclosures made in accordance with standard banking practices and orders issued by a court of law any Lender may disclose information obtained by such Lender pursuant to this Agreement including, without limitation, all budgets and financial statements to assignees or participants hereunder without any notice to the Borrowers and other potential assignees or participants after prior notice to the Borrowers.
The Agents and the Lenders shall use their best efforts to maintain the confidentiality of any financial information or records furnished to the Agents and the Lenders provided, however, such information and records may be disclosed (i) to the Agents' and the Lenders' directors, officers, employees and representatives, (ii) to the Agents' and the Lenders' independent third party auditors and its directors, officers, employees and representatives, (iii) to all federal and state bank examiners and to all parties to whom the Agents and the Lenders are required to disclose such information and records under any present or future federal and/or state banking law or regulation, as determined by the Agents and the Lenders, (iv) in accordance with any subpoena or court order which the Agents and the Lenders in good faith believe requires such disclosure, and (v) as the Agents and Lenders deem necessary in connection with any exercise of the Agents' and/or Lenders' rights and remedies under the Loan Documents.

17-17.     Consents, Amendments, Waivers, etc.  a) Except as otherwise expressly set forth in any particular provision of this Agreement, any consent or approval required or permitted by this Agreement to be given by the Agents or the Lenders may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrowers of any terms of this Agreement or such other instrument or the continuance of any Suspension Event or Event of Default may be waived
(either generally or in a particular instance and either retroactively or prospectively) by the Agents or the Required Lenders, as applicable, in their discretion. Each such consent, amendment or waiver shall be in writing. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agents or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No Advance made by the Agents hereunder during the continuance of any Suspension Event or Event of Default shall constitute a waiver thereof. No notice to or demand upon the Borrowers shall entitle the Borrower to other or further notice or demand in similar or other circumstances.


(b) Notwithstanding anything to the contrary contained in this Agreement, any provisions of this Agreement pertaining to the administration of the Loan by the Lenders may be amended by an instrument in writing signed by the Agents and the Required Lenders with no additional consent required from the Borrowers.

(c) Notwithstanding the foregoing, the unanimous written approval of all the Lenders (other than a Delinquent Lender) shall be required with respect to any proposed amendment, waiver, discharge, termination, or consent which:

(i) has the effect of except as provided herein (a) extending the Maturity Date or the date of any amortization payment of any Note, (b) reducing the interest rate, extending the time of payment, or changing the manner of calculation, of interest or fees thereon, (c) increasing or reducing the principal amount thereof, or (d) otherwise postponing or forgiving any indebtedness thereunder,

(ii) releases or discharges any material portion of the Collateral other than in accordance with the express provisions of the Loan Documents,

(iii) changes the definition of Required Lenders or reduces the percentages specified in the definition of Required Lenders,

(iv) except as otherwise provided in this Agreement, change the amount of any Lender's Commitment or Commitment Percentage,

(v) releases or waives any guaranty of the Liabilities or indemnifications provided in the Loan Documents, or

(vi)       amends, modifies or waives any provisions of this paragraph.

(d) Without the consent of the subject Agent, no such action shall amend, modify or waive any provision of any Loan Document which relates to the rights or obligations of the specific Agent.

{REMAINDER OF PAGE LEFT INTENTIONALLY BLANK}



IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS LOAN AND SECURITY AGREEMENT AS AN INSTRUMENT UNDER SEAL AS OF THE DATE FIRST WRITTEN ABOVE.



DYNAMICS RESEARCH CORPORATION
("Lead Borrower")

By /s/ James P. Regan
Name:  James P. Regan
Title: President and CEO

DRC ENCODER, INC.
("Borrower")

By /s/ James P. Regan
Name:  James P. Regan
Title: President and CEO


DRC METRIGRAPHICS, INC.
("Borrower")

By /s/ James P. Regan
Name:  James P. Regan
Title: President and CEO



DRC SOFTWARE, INC.
("Borrower")

By /s/ James P. Regan
Name:  James P. Regan
Title: President and CEO



DRC TELECOM, INC.
("Borrower")

By /s/ James P. Regan
Name:  James P. Regan
Title: President and CEO



BROWN BROTHERS HARRIMAN & CO.
("Administrative Agent and Lender")

By /s/ Timothy Tellman
Name:  Timithy Tellman
Title: Vice President

FAMILY BANK, FSB
("Collateral Agent and Lender")

By /s/ C. Lee Willingham
Name:  C. Lee Willingham
Title: Vice President



                                   EXHIBITS

The following Exhibits to this Loan and Security Agreement are respectively described in the section indicated.

EXHIBIT 1           Commitments/Commitment Percentages         Article 1
EXHIBIT 2           2000 Bank Budget                           Article 1
EXHIBIT 3-7:        Revolving Credit Note                      3-7
EXHIBIT 3-10:       Renewal/Conversion Notice                  3-10
EXHIBIT 4-1:        Term Note                                  4-1
EXHIBIT 6-12:       Material Changes                           6-12
EXHIBIT 7-2:        Related Entity                             7-2(b)
EXHIBIT 7-4:        Trade Names; legal status; etc.            7-4
EXHIBIT 7-5:        Locations                                  7-5
EXHIBIT 7-6:        Permitted Liens                            7-6
EXHIBIT 7-7:        Indebtedness                               7-7
EXHIBIT 7-8:        Insurance Policies                         7-8
EXHIBIT 7-9:        Licenses, Distributor Franchise Agreement  7-9
EXHIBIT 7-10:       Leases                                     7-10
EXHIBIT 7-11        Legal Requirements                         7-11
EXHIBIT 7-13        Taxes                                      7-13
EXHIBIT 7-16        Hazardous Materials                        7-16
EXHIBIT 7-17        Litigation                                 7-17
EXHIBIT 7-19        Guaranties and Investments                 7-19
EXHIBIT 7-28        Government Contracts                       7-28
EXHIBIT 11-4:       Borrowing Base Certificate                 10-4
EXHIBIT 11-4CC:     Compliance Certificate                     10-4
EXHIBIT AA:         Assignment and Acceptance                  17-13